UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14 (a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Diamond Offshore Drilling, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person (s) Filing Proxy Statement, if other than the Registrant)

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DIAMOND OFFSHORE DRILLING, INC.

15415 Katy Freeway

Houston, Texas 77094

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 15, 2018

To our Stockholders:

The 2018 annual meeting of stockholders of Diamond Offshore Drilling, Inc. will be held at the offices of Loews Corporation, 667 Madison Avenue, New York, New York 10065 on Tuesday, May 15, 2018, at 8:30 a.m. local time for the following purposes:

(1)	To elect eight directors, each to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent auditor for our company and its subsidiaries for fiscal year 2018;

(3)	To hold an advisory vote on executive compensation; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

Our stockholders of record at the close of business on March 20, 2018 are entitled to notice of, and to vote at, the annual meeting and any adjournments of the annual meeting. Stockholders who execute proxies solicited by our Board of Directors retain the right to revoke their proxy at any time prior to the vote at the meeting. Unless you revoke your proxy, your shares of common stock represented by your proxy will be voted at the annual meeting in accordance with the directions given in your proxy. If you do not specify a choice on your proxy, the proxy will be voted FOR the nominees for director named in the attached proxy statement, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor and FOR the resolution approving executive compensation. Additional information regarding the annual meeting is included in the attached proxy statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS, BY SIGNING, DATING AND RETURNING THE INCLUDED PROXY CARD.

By Order of the Board of Directors
Sincerely,

David L. Roland
Senior Vice President, General Counsel and Secretary

April 2, 2018

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on May 15, 2018.

Our proxy statement, proxy card and 2017 annual report to stockholders are available at:

www.diamondoffshore.com/proxy

DIAMOND OFFSHORE DRILLING, INC.

15415 KATY FREEWAY

HOUSTON, TEXAS 77094

PROXY STATEMENT

For the 2018 Annual Meeting of Stockholders

to be held on May 15, 2018

ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors of Diamond Offshore Drilling, Inc. (which we refer to in this proxy statement as we, our, us, our company or the company) is providing you these proxy materials in connection with the Board’s solicitation of proxies from our stockholders for our 2018 annual meeting of stockholders (which we refer to as the Annual Meeting) and any adjournments and postponements of the Annual Meeting. The Annual Meeting will be held at the offices of Loews Corporation, 667 Madison Avenue, New York, New York 10065 on Tuesday, May 15, 2018, commencing at 8:30 a.m. local time. On or before April 3, 2018, we expect to begin mailing to our stockholders proxy materials or an Important Notice Regarding the Availability of Proxy Materials (which we refer to as a Notice), containing instructions on how to access our proxy materials, including this proxy statement and our Annual Report, by the Internet and how to vote your shares. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request it. Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares by the Internet, telephone or mail as more fully described below.

What is the purpose of the Annual Meeting?

At the Annual Meeting, you and our other stockholders entitled to vote at the Annual Meeting are requested to vote on proposals to elect eight members of our Board of Directors to serve until our 2019 annual meeting of stockholders, to ratify the appointment of Deloitte & Touche LLP as our independent auditor for fiscal year 2018 and to approve executive compensation by advisory vote.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on March 20, 2018, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held. Shares of our common stock represented in person or by a properly submitted proxy will be voted at the Annual Meeting. On the record date, 137,342,971 shares of our common stock were outstanding and entitled to vote.

Who can attend the Annual Meeting?

Only stockholders of record as of the close of business on March 20, 2018 or the holders of their valid proxies may attend the Annual Meeting. A list of our stockholders will be available for review at our executive offices in Houston, Texas, during ordinary business hours for a period of 10 days prior to the meeting. Each person attending the Annual Meeting may be asked to present a photo ID, such as a driver’s license, before being admitted to the meeting. In addition, stockholders who hold their shares through a broker or nominee (i.e., in street name) should provide proof of their beneficial ownership as of March 20, 2018, such as a brokerage statement showing their ownership of shares as of that date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting, and attendees will be subject to security inspections.

What constitutes a quorum?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business.

What vote is required to approve each item to be voted on at the Annual Meeting?

Election of Directors. A nominee for director will be elected to the Board if all votes cast for that nominee’s election exceed the votes cast against his or her election. Under our Bylaws, any incumbent director nominee who does not receive a majority of the votes cast for election shall tender his or her resignation. For a more complete explanation of this requirement and process, please see “Election of Directors—Majority Vote Standard for Election of Directors” below.

Votes Required to Adopt Other Proposals. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to stockholders for consideration.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes (i.e., shares with respect to which a broker indicates that it does not have authority to vote on a matter) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will not affect the outcome of the election of directors. Abstentions will have the same effect as votes against any matter other than the election of directors. Broker non-votes will not affect the outcome of the election of directors or any other proposal to be voted on at the Annual Meeting.

How does the Board recommend that I vote?

Our Board of Directors recommends that you vote:

•	FOR each of the nominees for director named in this proxy statement;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for fiscal year 2018; and

•	FOR the resolution approving executive compensation.

How do I vote?

You may vote in person at the Annual Meeting or you may give us your proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. As described below, you can change your vote at the Annual Meeting. You can vote by proxy over the telephone by calling a toll-free number, electronically by using the Internet or through the mail as described below. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the Notice or proxy card. If you are a holder of record and received your proxy statement and Annual Report by mail, you can vote by signing, dating and completing the enclosed proxy card and returning it by mail in the enclosed postpaid envelope. If you received a Notice and wish to vote by traditional proxy card, you may receive a full printed set of the proxy materials for the Annual Meeting at no charge through one of the following methods:

•	by the Internet at www.investorelections.com/DO;

•	by telephone at 1-866-648-8133; or

•

by sending a blank e-mail to paper@investorelections.com with the 12 digit control number (located in the Notice) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

Once you receive the proxy statement, Annual Report and proxy card, please sign, date and complete the proxy card and return it in the enclosed postpaid envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

Can I change my vote after I return my proxy card?

Yes. Your proxy may be revoked at any time before its exercise by sending written notice of revocation to David L. Roland, Corporate Secretary, Diamond Offshore, 15415 Katy Freeway, Suite 100, Houston, Texas 77094, or by submitting a valid proxy that is dated later, or, if you attend the Annual Meeting in person, by giving notice of revocation to the Inspector of Election referred to below at the Annual Meeting.

How will votes be recorded?

Votes will be tabulated by Mediant Communications Inc., and the results will be certified by our Inspector of Election, who is required to resolve impartially any interpretive questions as to the conduct of the vote. In tabulating votes, the Inspector of Election will make a record of the number of shares voted for or against each nominee and each other matter voted upon, the number of shares abstaining with respect to each nominee or other matter, and the number of shares held of record by broker-dealers and present at the Annual Meeting but not voting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and to publish the final results in a current report on Form 8-K following the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows certain information as of March 20, 2018 (unless otherwise indicated) as to all persons who, to our knowledge, were the beneficial owners of 5% or more of the outstanding shares of our common stock, which is our only outstanding class of voting securities. All shares reported were owned beneficially by the persons indicated unless otherwise indicated below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Loews Corporation	73,119,047	(1)	53.2%
	667 Madison Avenue
	New York, NY 10065-8087

Common Stock	BlackRock, Inc.	8,785,571	(2)	6.4%
	55 East 52nd Street
	New York, NY 10055

(1)	Loews Corporation (which we refer to as Loews) has sole investment power and sole voting power over the shares.
(2)

This information is based solely on a Schedule 13G/A (Amendment No. 1) filed with the Securities and Exchange Commission (which we refer to as the Commission) on January 29, 2018 by BlackRock, Inc., a parent holding company for a number of investment management subsidiaries, which indicates that BlackRock, Inc. has sole voting power over 8,579,826 shares and sole dispositive power over 8,785,571 shares.

Loews is a holding company, with principal subsidiaries (in addition to us) consisting of CNA Financial Corporation, a 89%-owned subsidiary engaged in commercial property and casualty insurance; Boardwalk Pipeline Partners, LP, a 51%-owned subsidiary engaged in the transportation and storage of natural gas and natural gas liquids; Loews Hotels & Co, a wholly-owned subsidiary engaged in the operation of a chain of hotels; and Consolidated Container Company, a 99%-owned subsidiary providing packaging solutions to end markets such as beverage, food and household chemicals.

Because Loews holds a majority of the outstanding shares of our common stock, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other stockholders. We understand that Loews intends to vote FOR the election of the eight nominees for the Board of Directors, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor and FOR the resolution approving executive compensation. There are no agreements between us and Loews with respect to the election of our directors or officers or with respect to the other matters that may come before the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth, as of March 1, 2018, the shares of our common stock and common stock of Loews (which we refer to as Loews Common Stock) beneficially owned by each of our directors, each of our executive officers named in the 2017 Summary Compensation Table below, and all of our directors and executive officers as a group. Our directors and executive officers individually and as a group own less than 1% of our common stock. Except as otherwise noted, the named beneficial owner has sole voting power and sole investment power with respect to the number(s) of shares shown below. The number of shares included with respect to stock appreciation rights (SARs) granted under our Equity Incentive Compensation Plan (which we refer to as our Equity Plan) is the number of shares of our common stock each person would have received had they exercised their SARs, based on the fair market value per share ($14.60) of our common stock, determined in accordance with the terms of our Equity Plan, on March 1, 2018.

Name of Beneficial Owner	Shares of Our Common Stock	Shares of Loews Common Stock	% of Loews Common Stock
James S. Tisch (1)	6,994	16,870,044	5.2%
John R. Bolton (2)	1,120	—	*
Marc Edwards (3)	110,983	—	*
Charles L. Fabrikant (4)	1,266	1,200	*
Paul G. Gaffney II (5)	6,266	—	*
Edward Grebow (2)	7,266	1,500	*
Herbert C. Hofmann (2)	266	—	*
Kenneth I. Siegel (6)	266	140,033	*
Clifford M. Sobel (2)	266	—	*
Andrew H. Tisch (7)	—	15,849,948	4.9%
Raymond S. Troubh (2)	5,266	30,000	*
David L. Roland (8)	7,743	—	*
Thomas M. Roth	—	—	*
Ronald Woll (9)	9,736	—	*
Kelly Youngblood	—	—	*
Scott L. Kornblau (10)	1,575	—	*
All Directors and Executive Officers as a Group (16 persons, including those listed above other than Mr. Youngblood)	45,843	31,744,822	9.4%

*	Less than 1% of the Loews Common Stock.

(1)

The number of shares of our common stock includes 1,994 shares of common stock issuable upon the exercise of SARs granted under our Equity Plan that are exercisable at March 1, 2018 or within 60 days thereafter. The number of shares of Loews Common Stock includes 496,277 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Corporation Stock Option Plan that are currently exercisable. The number of shares of Loews Common Stock also includes 14,429,578 shares held by trusts of which Mr. J.S. Tisch is the managing trustee (inclusive of 3,645,000 shares held in trust for his benefit) and 535,000 shares held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power.

(2)

The number of shares of our common stock includes 266 shares of common stock issuable upon the exercise of SARs granted under our Equity Plan that are exercisable at March 1, 2018 or within 60 days thereafter.

(3)	The number of shares of our common stock represents shares issued in connection with restricted stock units, as to which Mr. Edwards shares voting and investment power with his spouse.
(4)

The number of shares of our common stock includes 266 shares of common stock issuable upon the exercise of SARs granted under our Equity Plan that are exercisable at March 1, 2018 or within 60 days thereafter. The number of shares of Loews Common Stock includes 600 shares held by a trust of which Mr. Fabrikant and his sister are the trustees and share voting and investment power.

(5)

The number of shares of our common stock includes 3,000 shares held by a trust of which Mr. Gaffney is the trustee and 3,000 shares held by a trust of which his spouse is the trustee. The number of shares of our common stock also includes 266 shares of common stock issuable upon the exercise of SARs granted under our Equity Plan that are exercisable at March 1, 2018 or within 60 days thereafter.
(6)

The number of shares of our common stock includes 266 shares of common stock issuable upon the exercise of SARs granted under our Equity Plan that are exercisable at March 1, 2018 or within 60 days thereafter. The number of shares of Loews Common Stock represents 140,033 shares of Loews Common Stock issuable upon the exercise of stock awards granted under the Loews Corporation Stock Option Plan that are currently exercisable.

(7)

The number of shares of our common stock includes 266 shares of common stock issuable upon the exercise of SARs granted under our Equity Plan that are exercisable at March 1, 2018 or within 60 days thereafter. The number of shares of Loews Common Stock includes 496,277 shares of Loews Common Stock issuable upon the exercise of stock awards granted under the Loews Corporation Stock Option Plan that are currently exercisable. The number of shares of Loews Common Stock also includes 14,743,671 shares held by trusts of which Mr. A.H. Tisch is the managing trustee (inclusive of 4,007,001 shares held in trust for his benefit) and 610,000 shares held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power.

(8)

The number of shares of our common stock represents 6,933 shares issued in connection with restricted stock units, as to which Mr. Roland shares voting and investment power with his spouse, and 810 shares held by virtue of Mr. Roland’s investment in our common stock pursuant to our Retirement Plan.

(9)	The number of shares of our common stock represents shares issued in connection with restricted stock units, as to which Mr. Woll shares voting and investment power with his spouse.
(10)	The number of shares of our common stock represents shares issued in connection with restricted stock units, as to which Mr. Kornblau shares voting and investment power with his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our equity securities with the Commission. Based solely on our records and other information available to us, we believe that all reports that were required to be filed under Section 16(a) during 2017 were timely filed.

ELECTION OF DIRECTORS

(Proposal No. 1)

Our Board of Directors currently consists of 11 directors. On March 23, 2018, John R. Bolton notified us of his intention to resign from our Board effective as of April 8, 2018 as a result of his impending appointment as U.S. national security adviser. In addition, two of our current directors, Herbert C. Hofmann and Raymond S. Troubh, are not nominated for re-election at the Annual Meeting. Effective at the Annual Meeting, our Board will decrease the number of directors that comprise the entire Board to eight directors. Our Board has nominated the eight remaining directors for re-election at the Annual Meeting, and accordingly, proxies cannot be voted for a greater number of persons than the eight nominees named in this proxy statement. All directors are elected annually to serve until their respective successors are duly elected and qualified at the next annual meeting of stockholders or until their earlier resignation or removal. The names and information regarding our nominees, including their business experience during the past five years and other background information and individual qualifications, attributes and skills, are described below. Each of the nominees is currently a director, and Mr. J.S. Tisch and Mr. A.H. Tisch are brothers. Each of the eight directors to be elected at the Annual Meeting will serve a term of one year to expire at our 2019 annual meeting of stockholders.

In the absence of contrary instructions, the proxies received from holders of our common stock will be voted at the Annual Meeting for the election of each of the below nominees. Although we do not contemplate that any of the nominees will be unable to serve, decline to serve or otherwise be unavailable as a nominee at the time of the Annual Meeting, if that occurs we expect that the proxies will be voted for such other candidate or candidates as our Board of Directors may nominate or our Board of Directors may adopt a resolution reducing the number of directors constituting our entire Board.

Name	Position	Age as of January 31, 2018	Director Since
James S. Tisch	Chairman of the Board	65	1989
Marc Edwards	Director, President and CEO	57	2014
Charles L. Fabrikant	Director	73	2004
Paul G. Gaffney II	Director	71	2004
Edward Grebow	Director	68	2008
Kenneth I. Siegel	Director	61	2014
Clifford M. Sobel	Director	68	2011
Andrew H. Tisch	Director	68	2011

James S. Tisch has served as our Chairman of the Board since 1995. He served as our Chief Executive Officer (which we refer to as CEO) from 1998 to 2008. Mr. Tisch is the President and CEO and a member of the Office of the President of Loews, and has been a director of Loews since 1986. Mr. Tisch also serves as a director of General Electric Company and CNA Financial Corporation, a subsidiary of Loews.

Mr. Tisch’s extensive background with our company provides him with unique knowledge of and insight into our business and operations, and enables him to more effectively provide us and our Board with strategic direction and operational oversight. In addition, Mr. Tisch’s status as the President and CEO of Loews, a significant stockholder of our company, enables our Board to have direct access to the perspective of our stockholders and ensures that the Board will take into consideration the interests of our stockholders in all Board decisions.

Marc Edwards has served as our President and CEO and as a director since March 2014. Prior to joining our company, Mr. Edwards served as a member of Halliburton Company’s Executive Committee and as its Senior Vice President responsible for its Completion and Production Division from 2010 to 2014. He served as Vice President for Production Enhancement of Halliburton Company from 2008 through 2009. Since January 2017, Mr. Edwards has also served as the Lead Director, Chairman of the Nominating and Corporate Governance Committee and a member of the Audit and Risk and Compensation Committees of Keane Group, Inc., a NYSE-listed integrated well completion service company.

Mr. Edwards developed an extensive background in the global energy industry during his tenure at Halliburton Company that enables him to provide valuable contributions and perspective to our Board. His broad experience and understanding of the worldwide energy services industry provides valuable insight to our Board’s strategic and other deliberations. In addition, Mr. Edwards’ day-to-day leadership and involvement with our company as our President and CEO provides him with personal knowledge and insight regarding our operations.

Charles L. Fabrikant is the Executive Chairman of the Board and CEO of SEACOR Holdings Inc. (which we refer to as SEACOR Holdings), a NYSE-listed diversified holding company focused on domestic and international transportation, logistics and risk management consultancy. Mr. Fabrikant served as SEACOR Holdings’ Executive Chairman of the Board from 2010 until 2015, and as Chairman of the Board, CEO and President from 1989 to 2010. Since its spinoff from SEACOR Holdings in 2017, Mr. Fabrikant has also served as the Non-Executive Chairman of the Board of SEACOR Marine Holdings Inc. (which we refer to as SEACOR Marine), a NYSE-listed operator of offshore support vessels servicing oil and gas exploration and development. Since 2011, Mr. Fabrikant has also served as the Chairman of the Board of Era Group Inc., which provides helicopter transportation services to the offshore drilling industry and was wholly owned by SEACOR Holdings prior to 2013. He also served as President and CEO of Era Group Inc. from 2011 to 2012. Mr. Fabrikant served on the Board of Directors of Dorian LPG Ltd., a liquefied petroleum gas shipping company, from 2013 to 2015.

Mr. Fabrikant’s extensive background and practical, hands-on experience in the offshore energy industry provides him with unique insight into many of the business decisions that come before our Board.

Paul G. Gaffney II is a retired Navy Vice Admiral and President Emeritus of Monmouth University, having served as President from 2003 to 2013. He was President of the National Defense University from 2000 to 2003. Prior to assuming those duties, Mr. Gaffney was the chief of naval research with responsibility for the Department of the Navy’s science and technology investment and commanded the Navy’s Meteorology and Oceanography program. He was also the commanding officer of the Naval Research Laboratory. Mr. Gaffney was appointed to the U.S. Ocean Policy Commission in 2001, and served during its full tenure from 2001 to 2004. Mr. Gaffney has been recognized with a number of military decorations and the Naval War College’s J. William Middendorf Prize for Strategic Research. He chaired the federal Ocean Research/Resources Advisory Panel (ORRAP) and the federal Ocean Exploration Advisory Board and is a member of the National Academy of Engineering, a private nonprofit institution that advises the federal government and conducts independent studies to examine important topics in engineering and technology. He is also a fellow in the Urban Coast Institute at Monmouth University, a member of the National Academy’s Gulf Research Program Advisory Board and a Trustee of the Ocean Exploration Trust.

Mr. Gaffney’s military experience, leadership in academia and expertise in ocean policy have provided him with valuable knowledge of the complex management and oversight issues faced by large institutions as well as policy and operational issues affecting the offshore drilling industry. His distinguished naval career spanned over three decades and included duty at sea, overseas and ashore in executive and command positions. While a military officer, his career focused on oceanography, research administration and education, and his experience includes oceanographic operations, global weather forecasting and marine science sponsorship, including severe weather prediction research. As a result of this knowledge and experience, Mr. Gaffney provides our Board meaningful insights and a unique perspective to benefit the Board’s decision-making processes.

Edward Grebow has served as Managing Director of TriArtisan Capital Advisers, LLC, an investment and merchant bank, since 2013. He served as President and CEO of Amalgamated Bank, a commercial bank, from 2011 to 2013. Mr. Grebow also served as managing director of J.C. Flowers & Co. LLC, a private equity firm, from 2007 to 2011, and as President of ULLICO Inc., an insurance and financial services firm, from 2003 to 2006. Mr. Grebow also has served as a director and Chairman of the Audit Committee of Alcentra Capital Corporation, a NASDAQ-listed closed-end management investment company since 2016 and served on the Board of Directors and Audit Committee of Xenith Bankshares, Inc., a NASDAQ-listed holding company for Xenith Bank, a full service commercial bank, from 2016 to 2018.

Mr. Grebow is an experienced financial leader with the skills necessary to lead our Audit Committee. His broad experience in commercial and investment banking, private equity, insurance and financial services enables him to provide our Board with valuable insight. This experience and knowledge also qualifies him to serve as the financial expert on our Audit Committee.

Kenneth I. Siegel has served as a Senior Vice President of Loews since 2009. He has also served as a director of the general partner of Boardwalk Pipeline Partners, LP, a subsidiary of Loews, since 2009 and as its Chairman of the Board since 2011. Mr. Siegel served as a senior investment banker at Barclay’s Capital from 2008 to 2009, and he served in a similar capacity at Lehman Brothers from 2000 to 2008.

Mr. Siegel has extensive experience with capital markets and merger and acquisition transactions as a result of his positions at Loews, Barclay’s Capital and Lehman Brothers. Mr. Siegel’s experience in his position at Loews also provides him with knowledge of the energy industry and broad knowledge of and insight into the operations of Loews and the businesses in which it is engaged, including our company. This experience, combined with his financial and transactional expertise, enables Mr. Siegel to provide valuable insight to our Board.

Clifford M. Sobel served as U.S. Ambassador to The Netherlands from 2001 until 2005 and U.S. Ambassador to Brazil from 2006 until 2009. Mr. Sobel is presently Managing Partner of Valor Capital Group LLC, an investment group investing in Brazil. Previously he served as Chairman of Net2Phone, a NASDAQ-listed Internet provider, and on the Boards of Directors of Aegon Insurance, a NYSE-listed insurance company, and Alpinvest, a global private equity fund. Mr. Sobel has served on the Millennium Promise Board, a non-governmental organization supporting the UN Millennium Development Goals, and on the Advisory Boards to the American Military Commander of Europe and NATO, as well as the Command for American Forces for Central and South America.

Mr. Sobel’s experience in foreign service and diplomatic background in important markets for our offshore drilling services provide a unique perspective that adds significant value to our Board. His investment expertise and experience and involvement in international affairs enable him to provide valuable insight and contributions to our Board, particularly with respect to our international operations.

Andrew H. Tisch is Co-Chairman of the Board of Directors of Loews, as well as Chairman of the Executive Committee and a member of the Office of the President of Loews. Mr. Tisch served as a director of K12 Inc., a NYSE-listed technology-based education company, from 2001 until 2017 and served as its Chairman of the Board from 2007 until 2012. He is also a director of CNA Financial Corporation and of the general partner of Boardwalk Pipeline Partners, LP, each a subsidiary of Loews. Mr. Tisch has been a director of Loews since 1985.

Mr. Tisch’s extensive executive leadership experience provides him with broad knowledge of and insight into the operations of Loews and the businesses in which it is engaged, including our company. This experience, coupled with Mr. Tisch’s institutional knowledge, is especially beneficial to our Board.

Director Independence

Because more than 50% of our outstanding common stock is held by Loews, we are a “controlled company” under the corporate governance listing standards (which we refer to as the NYSE Listing Standards) of the New York Stock Exchange (which we refer to as the NYSE). Although the NYSE Listing Standards do not require controlled companies to have a majority of independent directors, the majority of our Board of Directors is currently comprised of independent directors. Following the Annual Meeting, the majority of our Board of Directors may or, in reliance on this exemption, may not continue to be comprised of independent directors. In determining independence, each year our Board determines whether directors have any “material relationship” with our company or with any members of our senior management. On an annual basis, each director and each executive officer is obligated to disclose any transactions with our company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. When assessing the materiality of a director’s relationship with us, the Board considers all relevant facts and circumstances known to it, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services provided by the director or such other persons or organizations to us or our affiliates, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions.

Our Board has determined that Messrs. Bolton, Fabrikant, Gaffney, Grebow, Hofmann, Sobel and Troubh (whom we refer to as our Independent Directors) are independent under the NYSE Listing Standards and our independence guidelines described below. In making their determination, the Board considered all relevant facts and circumstances known to it and applied the independence guidelines described below in determining that none of the Independent Directors has any material relationship with us or our subsidiaries. In making its determination with respect to Mr. Fabrikant, our Board also considered the commercial relationship between our company and certain subsidiaries of SEACOR Holdings (of which Mr. Fabrikant is the Executive Chairman of the Board and CEO) and SEACOR Marine (of which Mr. Fabrikant is the Non-Executive Chairman of the Board), and determined that Mr. Fabrikant meets all of the requirements described above for Independent Directors and does not have a material relationship with us. Please read “Transactions with Related Persons—Transactions with Other Related Parties” below for more information concerning Mr. Fabrikant’s relationship with us.

The Board has established guidelines to assist it in determining director independence. Under these guidelines, a director would not be considered independent if:

(1)	any of the following relationships existed during the past three years:

(i)

the director is our employee or the employee of any of our subsidiaries or has received more than $120,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or certain other forms of deferred compensation for prior service;

(ii)

the director provided significant advisory or consultancy services to us or any of our subsidiaries or is affiliated with a company or a firm that has provided significant advisory or consultancy services to us or any of our subsidiaries (annual revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant);

(iii)

the director has been a significant customer or supplier of ours or any of our subsidiaries or has been affiliated with a company or firm that is a significant customer or supplier of ours or any of our subsidiaries (annual revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant);

(iv)	the director has been employed by or affiliated with an internal or external auditor that within the past three years provided services to us or any of our subsidiaries; or

(v)	the director has been employed by another company where any of our current executives serve on that company’s compensation committee;

(2)

the director’s spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law, or any other person sharing the director’s home (other than a domestic employee), has a relationship described in (1) above; or

(3)	the director has any other relationships with us or any of our subsidiaries or with any member of our senior management that our Board of Directors determines to be material.

Board Committees

Our Board of Directors has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Executive Committee, Audit Committee and Compensation Committee. Because we are a “controlled company” under the NYSE Listing Standards, our Board is not required to have a nominating committee. Our Board has determined that, because the full Board can perform the same functions that would normally be performed by a nominating committee, there would be no meaningful benefit to having a separate nominating committee. In lieu of a nominating committee, our Board performs the nominating committee functions, including participation in the consideration of director nominees.

Our Bylaws describe the functions and responsibilities of our Executive Committee. Our Audit and Compensation Committees operate under written charters that describe the functions and responsibilities of each committee. Each charter can be viewed in the Corporate Governance section of our website at www.diamondoffshore.com. A copy of each charter can also be obtained by writing to us at Diamond Offshore, Attention: Corporate Secretary, 15415 Katy Freeway, Suite 100, Houston, Texas 77094.

Please note that the preceding Internet address and all other Internet addresses referenced in this proxy statement are for information purposes only and are not intended to be a hyperlink. Accordingly, no information found or provided at such Internet addresses or at our website in general is intended or deemed to be incorporated by reference in this proxy statement.

The current members of the three standing committees of our Board of Directors are identified below.

Director	Executive Committee	Audit Committee	Compensation Committee
James S. Tisch	*
John R. Bolton		*
Marc Edwards	*
Charles L. Fabrikant		*
Paul G. Gaffney II			Chair
Edward Grebow		Chair	*
Andrew H. Tisch	*
Raymond S. Troubh		*	*

Executive Committee

The Executive Committee of our Board of Directors is authorized to exercise all of the powers of the Board in the management of our business that may lawfully be delegated to it by the Board.

Audit Committee

The primary function of the Audit Committee is to assist our Board of Directors with its responsibility of overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, the performance of our internal audit function and independent auditor and our systems of disclosure controls and procedures, internal control over financial reporting and compliance with our adopted ethical standards. Our internal audit controls function maintains critical oversight over the key areas of our business and financial processes and controls, and provides reports directly to the Audit Committee. The committee has sole authority to directly appoint, retain, compensate, evaluate and terminate the independent auditor and to approve all engagement fees and terms for the independent auditor. The members of the committee meet regularly with representatives of our independent auditor firm without the presence of management. The members of the committee also meet regularly with our manager of internal audit without the presence of other members of management.

Our Board has determined that each member of the Audit Committee is an Independent Director and satisfies the additional independence and other requirements for Audit Committee members provided for in the NYSE Listing Standards. The Board has also determined that Mr. Grebow, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” under the rules of the Commission.

Compensation Committee

The primary function of the Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to compensation of our executive officers. The Compensation Committee is also responsible for overseeing and administering our Incentive Compensation Plan and our Equity Plan. In accordance with its charter, the committee may form and delegate authority to sub-committees consisting of one or more of its members when appropriate. The committee has authority to retain or obtain advice of outside legal counsel, compensation consultants or other advisors to assist in the evaluation of director, CEO or executive officer compensation, including responsibility for the appointment, compensation and oversight of any such advisor retained by the committee. During 2017, the committee did not engage a compensation advisor in determining or recommending amounts or forms of executive or director compensation.

The Compensation Committee completes a review of all elements of compensation at least annually. If it is determined that any changes to any executive officer’s total compensation are necessary or appropriate, the Compensation Committee obtains such input from management as it determines to be necessary or appropriate. All compensation decisions with respect to executive officers other than our CEO are determined in discussion with, and frequently based in part upon the recommendation of, our CEO. The committee makes all determinations with respect to the compensation of our CEO, including establishing performance objectives and criteria related to the payment of his compensation, and determining the extent to which such objectives have been achieved.

During the first calendar quarter of each year, the Compensation Committee establishes the parameters of the annual Incentive Compensation Plan awards for that year, including the performance goals relative to our performance that will be applicable to such awards. Also during the first calendar quarter of each year, the committee reviews our performance against the objectives established for awards payable in respect of the prior year, and confirms the extent, if any, to which such objectives have been obtained, and the amounts payable to each of our executive officers in respect of such achievement.

The Compensation Committee also determines the appropriate level and type of awards, if any, to be granted to each of our executive officers pursuant to our Equity Plan. The committee reviews, and has the authority to recommend to the Board for adoption, any new executive compensation or benefit plans that are determined to be appropriate for adoption by our company, including those that are not otherwise subject to the approval of our stockholders. The committee also reviews any employment or compensation contracts or other transactions proposed to be entered into with executive officers of the company. In connection with the review of any such proposed plan or contract, the committee may seek from its independent advisors any advice, counsel and information as it determines to be appropriate in the conduct of such review. See “Compensation Discussion and Analysis” for more information about the responsibilities of the Compensation Committee and the role of management with respect to compensation matters.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are Paul G. Gaffney II, Edward Grebow and Raymond S. Troubh. Our Board of Directors has determined that each member of the Compensation Committee satisfies the definition of “independent” as established under the NYSE Listing Standards and qualifies as an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (which, together with the regulations promulgated thereunder, we refer to as the Code). No member of the Compensation Committee is, or was during 2017, an officer or employee of the company. During 2017:

•

None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee;

•	None of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and

•

None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board of Directors.

Board Diversity and Director Nominating Process

Our Board of Directors recognizes the benefits of broad diversity throughout our company and the merits of achieving diversity. In identifying, evaluating and nominating individuals to serve as our directors, including those identified by stockholders, our Board does not have formal diversity requirements or rules. Rather, the Board believes that our company is best served by directors with a wide range of perspectives, professional experience, skills and other individual qualities and attributes. Our Board considers diversity broadly to include diversity of race, ethnicity and gender, as well as diversity of viewpoint, professional experience (including geographic and industry experiences) and individual characteristics, qualities and skills, resulting in the inclusion of naturally varying perspectives among the directors. Our Board also considers whether these capabilities and characteristics will enhance and complement the full Board so that, as a unit, the Board possesses the appropriate skills and experience to oversee the company’s business, ensure consideration of a wide range of perspectives and serve the long-term interests of our stockholders.

Our Board nominees vary in age from 57 to 73, and range in Board tenure from 4 years to 29 years. As described above under our director biographies, the current composition of our Board also reflects a variety of expertise, skills, experience and professional and personal backgrounds, including in the following areas:

Company history	Offshore oil and gas
Strategy, leadership and core business skills	Public company boards
Finance and risk management	Investment and M&A
Global energy and business	Public policy, government and legal

Our Board of Directors will, subject to the terms of our Certificate of Incorporation and Bylaws, review any candidates recommended by stockholders for positions on the Board. Our Bylaws provide that any stockholder entitled to vote generally in the election of directors at a meeting of stockholders who complies with the procedures specified in the Bylaws may nominate persons for election to the Board, subject to any conditions, restrictions and limitations imposed by our Certificate of Incorporation or Bylaws. These procedures include a requirement that our Corporate Secretary receive timely written notice of the nomination, which, for the 2019 annual meeting of stockholders, means that the nomination must be received no later than February 14, 2019.

Any notice of nomination must be addressed to Diamond Offshore, 15415 Katy Freeway, Suite 100, Houston, Texas 77094, Attention: Corporate Secretary, and must include, in addition to any other information or matters required by our Certificate of Incorporation or Bylaws:

•	the name and address of the stockholder submitting the nomination and of the person or persons to be nominated;

•

a representation that the stockholder is a holder of our capital stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all contracts, arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•

such other information regarding each nominee proposed by the stockholder as would be required to be included in a proxy or information statement filed pursuant to the Exchange Act and the rules and regulations under it; and

•	the consent of each nominee to serve as our director if so elected.

Nominations of directors may also be made by our Board of Directors or as otherwise provided in our Certificate of Incorporation or Bylaws. In determining whether it will nominate a candidate for a position on our Board, the Board considers those matters it deems relevant, which may include, among other things, integrity, business specialization, career achievements, breadth of experience, diversity of race, ethnicity and gender, soundness of judgment, ability to make independent analytical inquiries, independence, potential conflicts of interest, the present needs of the Board in light of the current mix of director skills and attributes and ability to represent the total corporate interests of our company and our stockholders. While our Board believes that its current membership comprises a variety of perspectives, professional experience, skills and other qualities and attributes, the Board is committed to efforts to increase diversity. As a result, when assessing individual candidates and nominees to fill our next Board vacancy that occurs in the future, the Board will consider diversity of race, ethnicity and gender among other relevant factors.

Majority Vote Standard for Election of Directors

Our Bylaws require a mandatory majority voting, director resignation procedure. A nominee for director in an uncontested election (such as this one) will be elected to the Board if all votes cast for that nominee’s election exceed the votes cast against his or her election. In the event that an incumbent director nominee does not receive a majority of the votes cast, the Board will require that director to tender his or her resignation and will establish a committee to consider whether to accept or reject the resignation. The Board will act on the committee’s recommendation and publicly disclose its decision.

Executive Sessions of Non-Management Directors

Our non-management directors, our Independent Directors and each of the Audit Committee and the Compensation Committee meet regularly in executive sessions without the presence of management. Upon the recommendation of the non-management directors and Independent Directors, our Board of Directors has selected Edward Grebow to act as the Lead Director and to serve as the presiding director at meetings of our non-management directors and our Independent Directors.

Board Leadership Structure

Our Board’s leadership structure consists of a Chairman of the Board (who is not our current CEO), a Lead Director and independent Audit Committee and Compensation Committee chairs. James S. Tisch, a non-employee director, serves as our Chairman of the Board. Our Lead Director is Edward Grebow, who is also the Chairman of our Audit Committee. The Board believes this structure provides independent Board leadership and engagement and strong oversight of management while providing the benefit of having our Chairman lead regular Board meetings as we discuss key business and strategic issues. Mr. Edwards has served as our CEO since March 2014. We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the company and providing the day-to-day leadership of the company, while the Chairman provides guidance to the CEO and sets the agenda for Board meetings and presides over the meetings of the full Board. Separating these positions allows our CEO to focus on our day-to-day business, while allowing our Chairman to lead the Board in its fundamental role of providing advice to, and oversight of, management. The Board recognizes the time, effort and energy that the CEO is required to devote to his position, as well as the commitment required to serve as Chairman. The Board believes that having separate positions is the appropriate leadership structure for our company at this time.

Although our Board currently separates the roles of CEO and Chairman of the Board, the Board has no fixed policy with respect to combining or separating the positions. In our company’s history, there have been times that our CEO also served as the Chairman. The Board has exercised discretion in combining or separating the positions as it has deemed appropriate in light of prevailing circumstances, and the Board continues to reserve the right to reevaluate this determination.

Board Oversight of Risk Management

Our Board recognizes the importance of understanding, evaluating and managing risk and its impact on the financial health of our company. Our management periodically has discussions with our Board, Audit Committee and Compensation Committee to, among other things, assist in identifying the principal risks facing our company, identifying and evaluating policies and practices that promote a culture designed to appropriately balance risk and reward, and evaluating risk management practices. These opportunities to interact enable the non-management directors to conduct meaningful discussions concerning these issues with senior management during Board and Audit Committee meetings.

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, improve long-term organizational performance and enhance stockholder value. A fundamental component of risk management is not only understanding the risks and the measures management is taking to manage the risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in setting our business strategy is a key part of the Board’s assessment of the company’s tolerance for risk. The Board also regularly reviews information regarding the company’s credit, liquidity and operations, as well as the associated risks. While the Board has the ultimate oversight responsibility for the risk management process, committees of the Board and the company’s management also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses risk assessment with management and our internal and external auditors. In addition, in setting compensation, the Compensation Committee endeavors to create incentives that encourage a level of risk-taking behavior consistent with the company’s business strategies and long-term stockholder value. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee and management reports about such risks.

Director Attendance at Meetings

During 2017, our Board of Directors held five meetings, our Audit Committee held eight meetings and our Compensation Committee held four meetings. Our Executive Committee did not meet during 2017. Overall, during 2017 the rate of attendance by our directors at Board and committee meetings was 99%. In 2017, all but one of our directors attended all of the meetings of the Board and committees on which they served, and no director attended less than 75% of the meetings of the Board and committees on which he served. We do not require our Board members to attend our annual meeting of stockholders; however, eight of our directors then in office were present at our annual meeting held in May 2017.

Director Compensation

Company employees who are also members of our Board of Directors do not receive any cash or equity fee or other remuneration for services as directors. In addition, employees of Loews or its subsidiaries who are also directors do not receive any cash fee for services as members of our Board. We currently have seven non-employee directors who qualify for cash compensation as directors. In addition to reimbursing all reasonable out-of-pocket expenses that each director incurs attending Board meetings, we currently pay each of our eligible non-employee directors a cash retainer of $50,000 per year, paid in quarterly installments. In addition, the Chairman of the Audit Committee receives an annual cash retainer of $15,000, the Chairman of the Compensation Committee receives an annual cash retainer of $10,000 and the Lead Director receives an annual cash retainer of $10,000. We also pay each of our qualified non-employee directors a cash fee of $1,500 for each Board meeting attended and $1,000 for each meeting of the Audit Committee or Compensation Committee attended.

During 2017, with the exception of Mr. J.S. Tisch, each member of our Board of Directors who is not also employed by our company received an award of 1,000 SARs each quarter. In recognition of his additional duties as Chairman of the Board, Mr. J.S. Tisch received an award of 7,500 SARs each quarter during 2017. The SARs awarded to non-employee directors during 2017 vested immediately upon grant and have a term of 10 years from the date of grant. Notwithstanding his additional duties as Chairman of the Board, commencing with the quarterly grant on April 1, 2018, the number of SARs received by Mr. J.S. Tisch will decrease to 1,000 SARs per quarter, consistent with all other non-employee directors.

Director Compensation for 2017

The following table summarizes the compensation earned by our non-employee directors in 2017:

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
James S. Tisch	—	168,332	—	168,332
John R. Bolton	65,500	22,444	—	87,944
Charles L. Fabrikant	63,000	22,444	—	85,444
Paul G. Gaffney II	71,500	22,444	—	93,944
Edward Grebow	94,500	22,444	—	116,944
Herbert C. Hofmann	57,500	22,444	—	79,944
Kenneth I. Siegel	—	22,444	—	22,444
Clifford M. Sobel	57,500	22,444	—	79,944
Andrew H. Tisch	—	22,444	—	22,444
Raymond S. Troubh	69,500	22,444	—	91,944

(1)

Marc Edwards, our President and CEO, is not included in this table because he was an employee of our company during 2017, and therefore received no compensation for his services as director. The compensation received by Mr. Edwards as an employee of the company during 2017 is shown in the 2017 Summary Compensation Table below.

(2)

These amounts represent the aggregate grant date fair value of awards of SARs granted pursuant to our Equity Plan for the year ended December 31, 2017, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (which we refer to as FASB ASC Topic 718). Assumptions used in the calculation of dollar amounts of these awards are included in Note 4 to our audited consolidated financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the Commission on February 13, 2018.

As of December 31, 2017, our non-employee directors held the following outstanding company equity awards:

Name	Unexercised Option Awards (#)
James S. Tisch	292,500
John R. Bolton	31,000
Charles L. Fabrikant	31,500
Paul G. Gaffney II	31,500
Edward Grebow	30,500
Herbert C. Hofmann	26,500
Kenneth I. Siegel	15,000
Clifford M. Sobel	24,500
Andrew H. Tisch	25,000
Raymond S. Troubh	31,500

Code of Ethics and Corporate Governance Guidelines

We have a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our code can be found in the Corporate Governance section of our website at www.diamondoffshore.com and is available in print to any stockholder who requests a copy by writing to our Corporate Secretary. We intend to post any changes to or waivers of our code for our principal executive officer, principal financial officer and principal accounting officer on our website.

In addition, our Board of Directors has adopted written Corporate Governance Guidelines to assist our directors in fulfilling their responsibilities. The guidelines can be found in the Corporate Governance section of our website at www.diamondoffshore.com and is available in print to any stockholder who requests a copy by writing to our Corporate Secretary.

Loans to Directors and Executive Officers. We comply and operate in a manner consistent with regulations prohibiting loans to our directors and executive officers.

Reporting of Ethics and Compliance Concerns. We have a dedicated hotline and website available to all employees to report ethics and compliance concerns, anonymously if preferred, including concerns related to accounting, accounting controls, financial reporting and auditing matters. The hotline and website are administered and monitored by an independent monitoring company. A description of our procedures for confidential anonymous complaints regarding accounting, internal accounting controls and auditing matters can be found in the Corporate Governance section of our website at www.diamondoffshore.com and is available in print to any stockholder who requests a copy by writing to our Corporate Secretary.

AUDIT COMMITTEE REPORT

As discussed above under the heading “Board Committees—Audit Committee,” a primary role of the Board’s Audit Committee is to oversee the company’s financial reporting process and manage its relationship with the independent auditor. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the company’s audited financial statements for the year ended December 31, 2017 with the company’s management and independent auditor. The Audit Committee has also discussed with the company’s independent auditor the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted and amended by the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent auditor its independence in relation to the company and its management, including the matters in the written disclosures provided to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has determined that the provision of non-audit services provided by the auditor is compatible with maintaining the auditor’s independence.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditor and on management’s representation that the company’s financial statements have been prepared with integrity and objectivity. The Audit Committee does not provide any expert or special assurance as to the company’s financial statements or any professional certification as to the independent auditor’s work. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the company’s financial statements are presented in accordance with generally accepted accounting principles, or that the company’s auditor is in fact “independent.”

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which has been filed with the Commission.

THE AUDIT COMMITTEE Edward Grebow, Chairman John R. Bolton Charles L. Fabrikant Raymond S. Troubh

COMPENSATION DISCUSSION AND ANALYSIS

Introductory note: The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements, which are filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2017.

This Compensation Discussion and Analysis describes our executive compensation program for 2017. In particular, it explains how our Compensation Committee made its compensation decisions for 2017 for our executive officers identified in the following table, consisting of our CEO, acting Chief Financial Officer (which we refer to as CFO), former CFO and three other most highly compensated executive officers as of December 31, 2017. We refer to the below group of executive officers collectively as our “named executive officers.”

Name	Title
Marc Edwards	President and CEO (our principal executive officer)
David L. Roland	Senior Vice President, General Counsel and Secretary
Thomas M. Roth	Senior Vice President—Worldwide Operations
Ronald Woll	Senior Vice President and Chief Commercial Officer
Scott L. Kornblau	Vice President, Acting CFO and Treasurer (our principal financial officer)
Kelly Youngblood	Former Senior Vice President and CFO

Executive Summary

With one exception described below, the objectives and major components of our executive compensation program did not materially change from 2016 to 2017. While we regularly review and refine our compensation program, we believe consistency in our compensation program and philosophy is important to effectively motivate and reward top-level management performance and for the creation of stockholder value. We continue to provide our named executive officers with total annual compensation that includes three principal elements: base salary, performance-based annual incentive cash compensation and long-term equity-based incentive awards. Major elements of our compensation program continue to be performance-based, and a significant portion of each executive’s total annual compensation is at risk and dependent upon our company’s achievement of specific, measurable performance goals. Our performance-based pay is designed to align our executive officers’ interests with those of our stockholders and to promote the creation of stockholder value, without encouraging excessive risk-taking.

At our annual meeting of stockholders held in May 2017, our stockholders approved all of our director nominees and proposals, including a non-binding advisory (say-on-pay) vote to approve the compensation of our executive officers. In the say-on-pay vote, over 85% of the votes cast on the proposal voted in favor of our compensation practices and policies. After our 2017 annual meeting, our Compensation Committee considered these results of the say-on-pay vote in its review of our compensation policies. Our general goal since our 2017 annual meeting has been to continue to act consistently with the established practices that were overwhelmingly approved by our stockholders and to take appropriate actions to further link pay and performance when advisable. We believe that we have accomplished those goals during 2017.

In addition, because an annual say-on-pay vote allows our stockholders to provide input on our compensation policies and programs on a regular basis and because our stockholders voted in a non-binding advisory (say-on-frequency) vote held at our 2011 and 2017 annual meetings in favor of our holding a say-on-pay vote every year, we have held a say-on-pay vote every year since 2011.

Base salaries for our named executive officers did not increase in 2017, and we do not plan to increase base salaries for our named executive officers for 2018. Since 2015, depressed market conditions in the oil and gas industry have caused us to undertake numerous cost-cutting measures, including substantial reductions-in-force as well as general freezes on salary increases and new hiring.

In recognition of the critical need to retain key company leaders who are instrumental to achieving our business and strategic plans, particularly in depressed market conditions, in January 2017 our Board adopted an executive retention plan (which we refer to as the Retention Plan) upon the recommendation of our Compensation Committee and made retention awards under the Retention Plan to Messrs. Edwards, Woll and Youngblood. The Retention Plan provides for us to pay each participating executive a cash retention payment if the executive remained actively employed through January 1, 2018 and another payment if the executive remains actively employed through January 1, 2019. To qualify for a payment, the executive must also remain actively employed by us through the payment date, not be on a leave (other than a legally protected leave), not be subject to any performance improvement plan and have complied with all company agreements and policies. The 2018 retention payments were paid to Messrs. Edwards and Woll in February 2018, and, if earned, the 2019 retention payments will be paid in a lump sum in cash on or before March 1, 2019. Mr. Youngblood resigned from our company on December 1, 2017; as a result, no Retention Plan payments were made to Mr. Youngblood and he is no longer a participating executive in the Retention Plan.

Payments under our annual cash incentive plan for 2017 reflected our company’s performance and level of achievement of our 2017 plan performance goals. As discussed further in this proxy statement under the heading “Cash Incentive Compensation Awards,” our 2017 adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (which we refer to as EBITDA) exceeded the target adjusted EBITDA established at the beginning of 2017 for our 2017 cash incentive awards, despite the negative impact on our business from the steep decline in oil prices and the dramatic reduction in capital spending by our oil and gas customers. As a result, incentive awards paid to our named executive officers for 2017 were generally comparable to 2016 and other recent years where we exceeded the applicable incentive plan target performance criteria.

When Mr. Youngblood left our company, Scott L. Kornblau, our Vice President and Treasurer, was appointed as our acting CFO until we appoint a permanent CFO. In recognition of his increased duties and responsibilities as acting CFO, Mr. Kornblau has received a supplemental payment of $17,000 for each month that he serves in such capacity.

On April 1, 2017, each of our named executive officers received an award of restricted stock units, or RSUs. The RSUs awarded to our CEO in 2017 vest solely upon the level of attainment against a designated three-year financial performance goal. Most of the RSUs awarded to our other named executive officers in 2017 vest upon the level of attainment of the same three-year financial performance goal, and the remainder of the RSUs awarded to our other named executive officers time-vest over a three-year period (half of the time-vesting RSUs vest on the second anniversary of the grant date and half of the time-vesting RSUs vest on the third anniversary of the grant date). The RSU award agreements for all named executive officers obligate the officer to comply with certain restrictive covenants, including obligations of confidentiality, non-solicitation and noncompetition.

Objectives and Compensation Philosophy

Through our executive compensation program, we seek to achieve the following general goals:

•

Attract and retain highly qualified and productive executives by striving to provide total compensation generally comparable to compensation paid by other companies in the energy industry (although we do not benchmark our compensation to any particular group of companies);

•	Motivate our executives to achieve strong financial and operational performance for our stockholders;

•	Structure compensation to create meaningful links between corporate and individual performance and financial rewards;

•	Align the interests of our executives with those of our stockholders by providing a significant portion of total compensation in the form of stock-based incentives;

•	Encourage long-term commitment to our company; and

•	Limit corporate perquisites.

We do not rely on formula-driven plans when determining the aggregate amount of compensation for each named executive officer. The primary factor in setting compensation is our evaluation of the individual’s performance in the context of our company’s performance and our compensation objectives, policies and practices. Our Compensation Committee considers individual performance factors, including the Compensation Committee’s view of the individual’s performance, the responsibilities of the individual’s position and the individual’s contribution to our company and to our financial and operational performance for the most recently-completed fiscal year.

Role of Management in Establishing and Awarding Compensation. On an annual basis, Mr. Edwards, with the assistance of our Human Resources department, recommends to the Compensation Committee any proposed cash incentive awards, bonus payments, equity awards and increases in base salary for our executive officers other than himself. No executive officer is involved in determining his or her own salary, cash incentive award, bonus payment or equity award. Mr. Edwards’ recommendations are reviewed with and are acted upon by the Compensation Committee in accordance with its charter. The Compensation Committee does not delegate to management any of its functions in setting executive compensation under its charter.

At least once a year, the Compensation Committee reviews the compensation of Mr. Edwards and, following discussions with the Chairman of the Board, considers any necessary adjustments to his compensation level. Mr. Edwards’ annual base salary has not increased since his hire in March 2014.

Internal Pay Equity. Our core compensation philosophy is to pay our executive officers levels of compensation that reflect their individual responsibilities to our company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at other companies can be useful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also should be internally consistent. Each year, the Compensation Committee reviews the total compensation paid to our CEO and our other executive officers, which allows a comparison for internal pay equity purposes and allows the committee to analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of compensation.

Market Considerations. When making compensation decisions, we have also looked at the compensation of our executive officers relative to the compensation paid to executives employed by comparably-sized companies in the energy industry engaged in businesses similar to ours (although we do not benchmark our compensation to any particular group of companies). In doing so, we have considered executive compensation surveys and other information related to executive compensation levels and compensation practices as shown in the surveys that we review. We believe, however, that any such comparison should be merely a point of reference for measurement and not the determinative factor for our executives’ compensation. The purpose of the comparison is to inform, but not supplant, the analyses of internal pay equity and the individual performance of the executive officers that we consider when making compensation decisions. Because the comparative compensation information is just one of several analytic tools that we use in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, the committee may elect not to use the comparative compensation information at all in the course of making compensation decisions.

When reviewing the compensation of our executive officers, the Compensation Committee may also consider our company’s performance during the person’s tenure and the anticipated level of compensation that would be required to replace the person with someone of comparable experience and skill. In addition to our periodic review of compensation, we also regularly monitor market conditions and may adjust compensation levels from time to time as necessary to remain competitive and retain our most valuable employees.

These principles apply to compensation policies for all of our executive officers. We do not follow the principles in a mechanistic fashion; rather, we apply experience and judgment in determining the appropriate mix of compensation for each individual. This judgment also involves periodic review of discernible measures to determine the progress each individual is making toward agreed-upon goals and objectives.

Elements of Compensation

In 2017, the principal components of compensation for our named executive officers were:

Base Salary

Each of our salaried employees, including our named executive officers, is assigned a salary grade at the commencement of employment. The salary grade, which is reviewed periodically, considers objective criteria relevant to the position, such as the position’s level of financial and operational responsibility and supervisory duties, as well as the education and skills required to perform the functions of the position. Each salary grade has a designated salary range. Within each grade, salaries are determined within the applicable salary range based primarily on subjective factors such as the employee’s contribution to our company and individual performance. On occasion, an employee’s compensation may be fixed at a level above the maximum level for the employee’s salary grade in response to a subjective determination that the employee’s compensation, if set at the maximum level for his or her grade, would be below the level merited by the employee’s contributions to our company.

The Compensation Committee recognizes that Mr. Edwards’ compensation as CEO should reflect his greater policy- and decision-making authority and his higher level of responsibility with respect to our strategic direction and our financial and operating results. At December 31, 2017, our CEO’s annual base salary was 130% higher than the annual base salary for the next highest-paid named executive officer and 169% higher than the average annual base salary for all of our other named executive officers (excluding Mr. Youngblood, who resigned from our company prior to December 31, 2017).

In typical years, base salaries are reviewed at least annually and may also be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities and changes in responsibilities, performance and contribution to our company, experience, impact on total compensation, relationship of compensation to other company employees and changes in external market levels. Since 2014, however, crude oil prices have declined significantly and oil markets have been volatile and unpredictable. The depressed fundamentals in the oil and gas industry caused most independent and national oil companies and exploration and production companies to significantly reduce their capital spending plans, which in turn negatively impacted our business. As a result of the depressed market conditions, we undertook numerous cost-cutting measures, including significant reductions-in-force as well as freezes on broad salary increases and new hiring. Consistent with those measures, base salaries for our named executive officers were not increased during 2017, and we do not plan to increase executive base salaries for 2018.

When Mr. Youngblood left our company, Scott L. Kornblau, our Vice President and Treasurer, was appointed as our Acting CFO until we appoint a permanent CFO. In recognition of his increased duties and responsibilities as acting CFO, Mr. Kornblau has received a supplemental salary payment of $17,000 for each month that he serves in such capacity.

Cash Incentive Compensation Awards

The following discussion of our Incentive Compensation Plan and cash incentive awards describes the Incentive Compensation Plan as in effect on December 31, 2017. In March 2018, the Compensation Committee amended and restated our Incentive Compensation Plan effective as of January 1, 2018 and adopted new forms of incentive award agreements under the plan. Our executive compensation program for 2017, however, utilized the Incentive Compensation Plan as in effect on December 31, 2017 as described below.

Our Incentive Compensation Plan is intended to promote the achievement each year of company performance objectives and to recognize the executive officers who contributed to the company’s achievements. The plan provides the opportunity to earn cash compensation that is at-risk on an annual basis and is contingent on achievement of high individual performance and an annual written objective financial performance goal for the company, in addition to applicable award caps and the exercise of negative discretion by the Compensation Committee, as described below. The Compensation Committee reviews and approves the company’s performance goal under our Incentive Compensation Plan during the first calendar quarter of each year to ensure that the key elements of the plan continue to meet the objectives described above. The general intent of the plan is to reward executive officers when the company and the executive perform well. As a result, in most years when company financial performance is strong, cash incentive award payments on average will tend to be generally higher. Likewise, when our financial performance is low as compared to our internal targets, cash incentive award payments will tend to be generally lower.

Performance under our Incentive Compensation Plan is measured with respect to the designated plan fiscal year. The annual performance goal under the plan and the cap on each participant’s award are established during the first calendar quarter of the performance year. Payments under the plan are paid in cash in an amount reviewed and approved by the Compensation Committee and are ordinarily made in the first quarter following the completion of the performance year, after the actual financial results for that year have been determined and the committee has determined whether applicable performance goals have been met.

Our Incentive Compensation Plan specifies an overall general cap that limits the maximum amount payable under the plan to any participant for any performance period to $7.5 million per year. The Compensation Committee also limits the potential for excessive compensation by setting a separate lower cap on the amount that can be paid to any participant in any given year. In addition, the Compensation Committee retains the authority under our Incentive Compensation Plan to reduce an award, a concept called negative discretion, when the committee deems appropriate. This allows the committee to review and evaluate each participant’s performance in light of the year-end results, which we believe serves to discourage excessive risk taking.

Historically, the objective financial performance goal under our Incentive Compensation Plan has required attainment of a pre-determined level of adjusted EBITDA during the applicable plan year. Under the plan, the Compensation Committee employs factors that are both quantitative (our attainment of the financial performance goal) and qualitative (the Compensation Committee’s assessment of the individual executive’s performance and the committee’s exercise of negative discretion). For 2017, the Compensation Committee established an annual performance goal for executive officers under our Incentive Compensation Plan expressed as an amount of target adjusted EBITDA for 2017. The Compensation Committee selected adjusted EBITDA as the appropriate financial performance measure for the plan because adjusted EBITDA generally tracks our consolidated financial performance and establishes a clear and consistent link between our executive officer cash incentive compensation and our company’s financial performance.

For purposes of determining the 2017 adjusted EBITDA performance goal under our Incentive Compensation Plan, adjusted EBITDA was defined as an amount equal to consolidated net income (excluding extraordinary gains and extraordinary losses), for 2017, plus or minus, as applicable, the following to the extent excluded in calculating such consolidated net income:

•

Plus an amount equal to the sum of all interest, premium payments, debt discount, fees, charges and related expenses of the company and its consolidated subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest, for 2017;

•	Plus or minus the provision for taxes based on income or revenues payable by us and our consolidated subsidiaries for 2017;

•	Plus the amount of depreciation and amortization expense for 2017;

•	Minus, without duplication, interest income for 2017; and

•	Plus or minus, without duplication, the amount of non-operating income or expenses for 2017;

in each case excluding the effects during 2017 of (i) asset impairments, (ii) irrecoverable debts or bad debt expense and (iii) gain or loss on the sale of assets.

During the first calendar quarter of 2017, the Compensation Committee approved for our executive officers (including our CEO) a 2017 target adjusted EBITDA goal under our Incentive Compensation Plan of $319 million. The target adjusted EBITDA goal established for 2017 was lower than the target goal applicable to 2016 as a result of the continuing negative impact on our business caused by the steep decline in oil prices. For all participating executive officers other than Mr. Edwards, the maximum amount of each plan performance award for 2017 was determined using the following formula approved by the Compensation Committee during the first calendar quarter of 2017:

A x D

(B + C)/2

A = Eligible Annual Base Salary for 2017

B = $319,000,000 (target adjusted EBITDA for 2017)

C = $707,000,000 (actual adjusted EBITDA for 2016)

D = Actual Adjusted EBITDA for 2017

In recognition of his leadership role in setting company policy and strategic planning, during the first calendar quarter of 2017 the Compensation Committee determined that Mr. Edwards’ cash incentive award for 2017 would be calculated differently than other executive officers. Mr. Edwards was eligible to receive an incentive award of up to $500,000 upon achievement of 50% of the target, up to $1,500,000 upon achievement of the target and a maximum of up to $2,500,000 upon achievement of 150% or more of the target.

The Compensation Committee also determined that the 2017 Incentive Compensation Plan performance award for Mr. Edwards could not exceed $2.5 million, and the performance award for any other executive officer could not exceed the lesser of $2.5 million and the officer’s eligible annual base salary for 2017.

When determining Incentive Compensation Plan awards for our executive officers (including Mr. Edwards), the Compensation Committee reserved the right to apply, and historically has applied, its discretion to lower the amount of awards to be paid under the plan. In determining whether or not to exercise its negative discretion, the committee has the ability to reassess the individual’s performance during the performance year or to consider any other factors the committee deems relevant. Although the amount of a performance award is a function of the actual adjusted EBITDA achieved for 2017, failure to achieve the adjusted EBITDA target does not necessarily preclude the payment of an award under the plan or otherwise, but rather has the effect generally of reducing the amount that would have been payable if the target had been achieved.

In February 2018, the Compensation Committee determined that, for purposes of consideration of 2017 awards under our Incentive Compensation Plan, we achieved approximately $561 million of adjusted EBITDA in 2017. The Committee then evaluated the individual performance during the year of each participating executive and authorized incentive compensation awards under our Incentive Compensation Plan. In each case, the Compensation Committee exercised its business judgment to apply negative discretion to authorize incentive compensation awards for 2017 in amounts that were significantly less than the maximum amounts available for awards. Awards for 2017 authorized and approved under our Incentive Compensation Plan were paid in February 2018. The “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table below reflects the cash incentive awards that our named executive officers received for 2017.

In addition to overall company performance, when considering the 2017 Incentive Compensation Plan awards paid to our named executive officers, the Compensation Committee also considered the individual performance and accomplishments of each officer. For example, when considering the award paid to Mr. Edwards, among the factors the committee took into consideration was Mr. Edwards’ effective leadership in achieving positive financial results in a challenging market and our achievement of several important strategic objectives during the year, such as increasing operating efficiency and developing and modifying strategic plans to correspond to the changing market. When considering the award paid to Mr. Roland, the committee considered his contributions and leadership in achieving strategic objectives and positive litigation results during the year. When considering the award paid to Mr. Roth, the committee considered his leadership in improving operating fleet efficiency and managing important customer relationships. When considering the award paid to Mr. Woll, among the factors that the committee considered were his leadership in progressing corporate development strategies and his successful efforts in pursuing new rig contract opportunities. When considering the award paid to Mr. Kornblau, the committee considered his leadership and efforts in managing and improving our liquidity position.

If any participant under our Incentive Compensation Plan ceases to be employed by us before the end of a performance period (other than due to retirement or disability, in each case as defined in the plan, or death), the participant will not be eligible to receive an award for that performance period unless payment is required by the terms of an applicable employment agreement or the Compensation Committee otherwise determines that we should pay the award. Unless otherwise required by an agreement, participants who cease to be employed by us before the end of a performance period due to retirement, death or disability are eligible to receive an award prorated to the date of cessation of employment.

Executive Retention Payments. The Board recognizes that it is critical to retain key company leaders who are instrumental to achieving our business and strategic plans, particularly in depressed market conditions. Consequently, in January 2017, the Board adopted the Retention Plan upon the recommendation of the Compensation Committee and made retention awards under the Retention Plan to three company executives designated by the committee. Under the Retention Plan, in February 2018 we paid each participating executive who remained actively employed through January 1, 2018 a lump sum retention payment in cash, and we will make another payment to each participating executive if the executive remains actively employed through January 1, 2019. To qualify for a payment, the executive must also remain actively employed by us through the payment date, not be on a leave (other than a legally protected leave), not be subject to any performance improvement plan and have complied with all company agreements and policies. If earned, the 2019 retention payments will be paid in a lump sum in cash on or before March 1, 2019. Under the Code, amounts paid under the Retention Plan would not qualify as performance-based compensation and deductibility of such amounts may be limited. Upon adoption of the Retention Plan, the participating executives were:

Executive	2018 Retention Payment ($)	2019 Retention Payment ($)
Marc Edwards	1,500,000	1,500,000
Ronald Woll	750,000	750,000
Kelly Youngblood	440,000	440,000

Mr. Youngblood resigned from our company on December 1, 2017; as a result, no Retention Plan payments were made to Mr. Youngblood and he is no longer a participating executive in the Retention Plan.

Long-Term Stock-Based Awards

We have structured our long-term incentive compensation to achieve an appropriate balance between rewarding performance and encouraging employee retention and stock ownership. Stock-based awards to the named executive officers are designed to reward them for taking actions that benefit the long-term performance of our company and enhance stockholder value. Because the awards will be forfeited in most circumstances if an executive voluntarily leaves our company before the awards vest, these awards are also designed to promote the retention of our executive officers during the vesting period. As a result, these awards recognize performance over a longer term, encourage executive officers to continue their employment with us and directly link the ultimate value of the awards to the price of our common stock. All of these elements further serve to align the executives’ interest with those of our stockholders. The Compensation Committee reviews our long-term incentive program each year to ensure that the key elements of this program continue to meet the objectives described above.

There is no pre-established policy or target for the allocation between either cash or non-cash or short-term and long-term incentive compensation; however, at executive management levels, the Compensation Committee intends for a significant portion of compensation to be linked to longer-term incentives. In conjunction with the Board, executive management is responsible for setting and achieving long-term strategic goals. In support of this responsibility, compensation for executive management, and most particularly our CEO, tends to be weighted towards rewarding long-term value creation for stockholders.

The below table illustrates the mix of compensation received by Mr. Edwards and our other named executive officers during 2017 (other than Mr. Youngblood, who was not employed with us for all of 2017):

As demonstrated by the above table, nearly 60% of Mr. Edwards’ above compensation for 2017 was in the form of stock-based awards, and over 80% was performance-based and at risk. Likewise, on average almost 60% of the above compensation received by our other above named executive officers for 2017 was comprised of stock-based awards and performance-based incentive awards.

Approval and Granting Process. The Compensation Committee is authorized to administer our Equity Plan with respect to our named executive officers and all other eligible employees, including the authority to designate participants and allocate awards under the plan. As a result, the Compensation Committee reviews and approves all RSU or other equity awards made to executive officers, regardless of amount. With the exception of certain types of awards approved by Mr. Edwards as described below, the Compensation Committee also reviews and approves all grants of equity-based awards to employees other than executive officers, generally accompanied by the recommendation of Mr. Edwards. In accordance with our Equity Plan, the Compensation Committee has granted to Mr. Edwards the authority to approve and grant to any employee, other than an executive officer, time-vesting RSUs with a grant date value of $25,000 or less, under terms that have been approved by the committee. We believe that this delegation is beneficial because it enables smaller awards to be made more efficiently, which is particularly important with respect to attracting, hiring and retaining non-executive employees.

We generally intend to grant awards of RSUs to employees on one of four designated quarterly grant dates during the year: January 1, April 1, July 1 or October 1. We believe that using targeted quarterly grant dates is beneficial because it serves to remove any perception that the grant date for an award could be capable of manipulation or change for the benefit of the recipient. In addition, having most grants occur on a maximum of four days during the year simplifies both the planning process and certain fair value accounting calculations related to the grants, thereby limiting the administrative burden associated with tracking and calculating the fair values, vesting schedules and tax-related events upon vesting of RSUs. With the exception of significant promotions, new hires or unusual circumstances, we intend to make most awards of RSUs to employees on April 1 of each year, since this date enables us to consider individual and company performance from the previous year.

Award of RSUs to CEO in 2017. In April 2017, Mr. Edwards was awarded a target number of 220,681 performance-vesting RSUs, which was determined based on a target grant date value of $3,500,000, as determined by the Compensation Committee. RSUs are contractual rights to receive shares of our common stock in the future if the applicable vesting conditions are met. RSUs were deemed to be advantageous because they more closely aligned the interests of named executive officers with investors’ long-term interests, and, because performance-vesting RSUs vest only to the extent the company achieves certain levels of financial performance, the RSUs more closely align executive officers’ interests with achievement of longer-term financial objectives that enhance stockholder value and further strengthen our link between pay and performance. The value of an RSU is equal to the market value of one share of our common stock; as a result, RSUs can be effective incentives for our superior performers to remain with the company and continue performing during periods of stock market fluctuations. In addition, because of their full-value nature, RSU awards provide the opportunity to deliver the desired grant date fair value using a lesser number of shares than might otherwise be used to achieve the same value in SARs or other forms of equity-based compensation, enabling us to use our equity compensation resources more efficiently and manage the overall number of shares granted and possible resulting dilution. The vesting of RSU awards can be dependent on a number of factors, including continued employment over a specified period and/or the attainment of specified performance targets over a specified period, which we believe further incentivizes our executive officers and aligns their interests more closely with those of our stockholders. The RSUs awarded to Mr. Edwards in 2017 will cliff vest subject to our level of achievement of a specified target of average ratio of Adjusted EBITDA to Adjusted Net PP&E (as such terms are defined below) for each of 2017, 2018 and 2019, as set forth in the table below and subject to the negative discretion of the Compensation Committee to reduce the number of the RSUs that would otherwise be eligible to vest:

Performance Level	Performance as a Percentage of Target	RSUs Vesting
Below Threshold	Less than 50%	0%
Threshold	50%	147,856 (67% of target)
Target	100%	220,681 (100% of target)
Maximum	150% or greater	293,506 (133% of target)

In the event of performance falling between the levels stated above, linear interpolation will be applied to determine the number of RSUs vesting.

For purposes of the RSUs awarded in 2017, “Adjusted EBITDA” means, for any calendar year, an amount equal to consolidated net income (excluding the cumulative effect of any change in accounting principle) for such year plus or minus, as applicable, the following to the extent excluded in calculating such consolidated net income: (a) plus an amount equal to interest expense for such year, (b) plus or minus the provision for accrued tax expense or benefit for such year, (c) plus the amount of depreciation and amortization expense for such year, (d) minus, without duplication, interest income for such year, (e) plus or minus, without duplication, the amount of non-operating expenses or income for such year, and (f) excluding (i) the effects of any asset impairments recorded during such year, (ii) any gain or loss on the sale of assets during such year and (iii) any rig margin—defined as rig revenue less controllable expenses—associated with an asset acquired during the performance period.

For purposes of the RSUs awarded in 2017, “Adjusted Net PP&E” means, at any date of determination, on a consolidated basis, an amount equal to the net book value of all property, plant, and equipment (including, without limitation, land, mineral rights, buildings, structures, machinery, and equipment), plus an amount equal to the net book value of all property, plant, and equipment (including, without limitation, land, mineral rights, buildings, structures, machinery, and equipment) classified on our balance sheet as held for sale, in each case excluding, over the elapsed portion of the performance period to the date of such determination, (i) the effects of any impairment of assets and (ii) the net book value added to or removed from net property, plant and equipment or assets held for sale as a result of any asset acquired or sold during such period.

As an additional condition to the vesting of RSUs awarded to him in 2017, Mr. Edwards is required to remain our employee through the vesting date, except as follows:

•

Upon Mr. Edwards’ termination without “Cause” (as defined in the Equity Plan) or for “Good Reason” on or after April 1, 2019, he will receive 50% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon termination of Mr. Edwards’ employment for any other reason (other than for “Cause”), including voluntary resignation, on or after April 1, 2019, he will receive 20% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

Under Mr. Edwards’ RSU award agreement, “Good Reason” means the occurrence of any of the following events: (i) the assignment to Mr. Edwards of duties that are materially inconsistent with his position (including his status, offices, titles and reporting relationships), authority, duties or responsibilities; (ii) actions by us that have resulted in a substantial diminution in his position, authority, duties or responsibilities; (iii) a substantial breach by us of any material obligation to Mr. Edwards as our employee; (iv) any failure to maintain Mr. Edwards as President and Chief Executive Officer prior to the RSU vesting date; (v) any reduction in base salary or target annual incentive cash award opportunity prior to the RSU vesting date; (vi) any failure by us to nominate Mr. Edwards as a director at each election prior to the RSU vesting date; or (vii) any failure by us to obtain the assumption in writing of our obligation to perform the RSU award agreement by any successor to all or substantially all of our business or assets after a merger, consolidation, sale or similar transaction.

The RSUs do not have voting rights. We reserve the right to settle any vested RSU by cash payment in lieu of stock. In accordance with his RSU award agreement, upon our payment of any cash or stock dividend in respect of our common stock prior to vesting of an RSU award, Mr. Edwards will be credited with a number of additional RSUs based upon the amount of the dividend that would be payable with respect to shares underlying the RSUs outstanding on the record date for such dividend, subject to the same vesting schedule and conditions as the original RSUs to which they are attributable. The RSU award agreement also obligates Mr. Edwards to comply with certain restrictive covenants, including obligations of confidentiality, a prohibition on solicitation of our employees for a period of two years after termination of employment and a prohibition on competition for a period of one year after termination of employment.

Award of RSUs to Other Named Executive Officers in 2017. In April 2017, our non-CEO named executive officers were awarded RSUs. The majority of the RSUs awarded to those named executive officers will cliff vest under the same performance standards and percentage caps applicable to the RSUs awarded to Mr. Edwards in 2017, and a smaller number of RSUs will separately time-vest after two years and three years. The target number of RSUs awarded to each of these officers was determined based on a designated target grant date value, as set forth below:

Name	Target Grant Date Value of Performance-Vesting RSUs ($)	Target Grant Date Value of Time-Vesting RSUs ($)
David L. Roland	195,000	130,000
Thomas M. Roth	195,000	130,000
Ronald Woll	360,000	240,000
Scott L. Kornblau	60,000	40,000
Kelly Youngblood	420,000	280,000

As an additional condition to the vesting of RSUs awarded to the five non-CEO named executive officers in 2017, the officers are required to remain employed by us through the vesting date, except as follows:

•

Upon termination without “Cause” on or after April 1, 2019, the officer will receive 50% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon retirement at age 63 or older before the end of the 3-year performance period, the officer will receive a pro rata portion of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

The RSUs do not have voting rights. We reserve the right to settle any vested RSU by cash payment in lieu of stock. If we pay a special cash dividend in respect of our common stock prior to vesting of an RSU award, the officers will be credited with a dollar amount equal to the special cash dividend multiplied by the total number of unvested RSUs that are outstanding on the record date for the dividend. Any dividend equivalent rights credited pursuant to the foregoing sentence are payable in cash and are subject to the same vesting, payment and other terms, conditions and restrictions as the original RSUs to which they relate. No crediting of dividend equivalent rights will be made with respect to any regular or ordinary cash dividends. The company did not declare any special cash dividends during 2017.

The RSU award agreements also obligate the above officers to comply with certain restrictive covenants, including obligations of confidentiality, a prohibition on solicitation of our employees for a period of two years after termination of employment and a prohibition on competition for a period of one year after termination of employment.

Personal Benefits, Perquisites and Employee Benefits

Our Board of Directors and executive officers have concluded that we will not offer many perquisites traditionally offered to executives of similarly-sized companies. As a result, perquisites and any other similar personal benefits offered to our executive officers are substantially the same as those generally available on a non-discriminatory basis to all of our full-time salaried employees, such as medical and dental insurance, life insurance, disability insurance, a vision plan, a 401(k) plan with a company match, flexible spending accounts for healthcare and dependent care and other customary employee benefits. Business-related relocation benefits may be reimbursed on a case-by-case basis.

We maintain a defined contribution plan (which we refer to as our Retirement Plan) designed to qualify under Section 401(k) of the Code. Pursuant to our Retirement Plan, in 2017 we matched 100% of the first 5% of each participant’s compensation contributed. In addition, under our Amended and Restated Supplemental Executive Retirement Plan (which we refer to as our SERP), we contribute to participants any portion of the applicable percentage of the base salary contribution and the matching contribution that cannot be contributed under the Retirement Plan because of the limitations within the Code. Participants in this plan are a select group of our management or highly compensated employees, including the named executive officers, and are fully vested in all amounts paid into the plan. We also make contributions for group term life insurance, spouse/dependent life insurance, and long-term disability insurance for our employees, including our named executive officers, as indicated in the 2017 Summary Compensation Table below.

Indemnification of Directors and Executive Officers

Our Bylaws provide certain rights of indemnification to our directors and employees (including our executive officers) in connection with legal actions brought against them by reason of the fact that they are or were a director, officer, employee or agent of our company, to the fullest extent permitted by law.

Risk Management Considerations

Our Compensation Committee has considered the concept of risk as it relates to the company’s compensation program and has concluded that the company’s compensation program does not encourage excessive or inappropriate risk-taking. Several elements of our compensation program are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

•

Our compensation program consists of both fixed and variable compensation. The fixed (or salary) portion is designed to provide a steady income regardless of our stock price performance, in part so that executives do not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash incentive and equity award) portions of compensation are designed to reward both short-term and long-term corporate performance. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce positive short- and long-term corporate results, while the fixed element is also sufficiently high such that executives are not encouraged to take unnecessary or excessive risks.

•	Executives receive a significant portion of their compensation in the form of equity, which discourages them from making short-term decisions that may result in long-term harm to the organization.

•

All of the RSUs awarded to Mr. Edwards, and the majority of the RSUs awarded to our other named executive officers, are performance-vesting rather than time-vesting. The performance-based RSUs cliff vest after a three-year performance period from the date of grant, encouraging executives to look to long-term financial results and long-term appreciation in equity values. Time-vesting RSUs promote the same motivation, vesting over 2-year and 3-year periods from the date of grant.

•

The Compensation Committee retains the discretion to decrease the value of any performance-based equity or cash incentive award received by executive officers, and historically has regularly exercised its negative discretion to reduce awards.

•

The financial metrics used to determine the amount of an executive’s cash incentive and equity vesting are measures the Compensation Committee believes contribute to long-term stockholder value and promote the best interests of the company. Moreover, the committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results. In addition, the overall maximum cash incentive award for each participating named executive officer other than our CEO cannot exceed 100% of the executive’s base salary for awards under the Incentive Compensation Plan, and the overall cash incentive award for Mr. Edwards for 2017 could not exceed $2,500,000 (250% of his base salary), in each case no matter how much the company’s financial performance exceeds the ranges established at the beginning of the year. Likewise, the number of performance-vesting RSUs awarded in 2017 that are eligible for vesting is capped at 133% of the grant date value, regardless of our financial performance.

•

We have strict internal controls over the measurement and calculation of the financial metrics used in determining the executives’ cash incentive awards and the vesting of RSUs, designed to prevent the metrics from being susceptible to manipulation by any employee, including our executives.

•

We do not permit our executive officers or directors to enter into short sale or hedging transactions involving our stock, thereby preventing executives from insulating themselves from the effects of poor stock price performance.

Employment Agreements

We do not have employment agreements with any of our named executive officers. In connection with his hire as our CEO, in 2014 we entered into an employment agreement with Mr. Edwards that commenced in March 2014 and continued until December 31, 2016, when the agreement expired by its terms. Consistent with our policy of not utilizing employment agreements for executives, Mr. Edwards’ agreement was not extended or renewed after it expired, and he is continuing his employment as our CEO without an employment agreement in effect.

Deductibility of Compensation for Tax Purposes

Prior to implementation of the Tax Cuts and Jobs Act of 2017, U.S. tax rules generally limited the deductibility of compensation paid to our named executive officers to $1 million per person per year unless such compensation is performance-based. The Tax Cuts and Jobs Act repealed the performance-based exception to the limit on deductible compensation unless the compensation is paid under a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. We prefer to structure our incentive compensation arrangements in a manner that maximizes the deductibility of the compensation we pay. However, we reserve the discretion to pay compensation that does not qualify for a deduction under the Code. For example, payments made to participating executive officers under the Retention Plan would not qualify as performance-based compensation under the Code. Likewise, the impact of Section 409A of the Code is taken into account, and our executive compensation plans and programs are, in general, designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from non-compliance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of the company. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE Paul G. Gaffney II, Chairman Edward Grebow Raymond S. Troubh

EXECUTIVE COMPENSATION

2017 Summary Compensation Table

The following table summarizes the compensation of our named executive officers for 2017, using the disclosure rules required by the Commission. Mr. Roth was hired as our Senior Vice President—Worldwide Operations on December 1, 2016. Mr. Youngblood was hired as our Senior Vice President and Chief Financial Officer in May 2016 and resigned on December 1, 2017. When Mr. Youngblood left our company, Scott L. Kornblau, our Vice President and Treasurer, was appointed as our Acting CFO, effective on December 1, 2017.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Marc Edwards	2017	1,000,000	3,665,511	—	1,500,000	61,421	6,226,932
President and CEO	2016	1,000,000	3,357,160	—	1,500,000	67,043	5,924,203
	2015	1,000,000	2,957,012	—	1,500,000	140,887	5,597,899

David L. Roland	2017	405,600	340,372	—	156,000	27,849	929,821
Senior Vice President, General Counsel and Secretary	2016	390,000	311,727	—	156,000	28,191	885,918
	2015	390,000	302,570	34,458	156,000	34,494	917,522

Thomas M. Roth	2017	410,000	340,372	—	205,000	27,428	982,800
Senior Vice President Worldwide Operations

Ronald Woll	2017	435,435	628,373	—	261,300	29,790	1,354,898
Senior Vice President and Chief Commercial Officer	2016	435,435	575,506	—	237,500	26,657	1,275,098
	2015	395,850	418,940	34,458	197,925	31,275	1,078,448

Scott L. Kornblau	2017	252,700	104,726	—	89,100	19,093	465,619
Vice President, Acting CFO and Treasurer

Kelly Youngblood	2017	430,935	733,099	—	—	27,606	1,191,640
Former Senior Vice President and CFO	2016	293,333	733,778	—	146,700	20,468	1,194,279

Notes to 2017 Summary Compensation Table

Stock Awards Column. All amounts in the “Stock Awards” column reflect the grant-date fair value of RSUs (excluding any impact of assumed forfeiture rates) awarded under our Equity Plan, computed in accordance with FASB ASC Topic 718. For a description of the rights and terms of the RSUs, see “Compensation Discussion and Analysis—Long-Term Stock-Based Awards” above. In addition to the grants and awards in 2017 described in the 2017 Grants of Plan-Based Awards table below, the amounts shown for Mr. Edwards under “Stock Awards” for 2016 and 2015 represent the grant date fair value of RSUs granted to him pursuant to his employment agreement then in effect and our Equity Plan on April 1, 2016 and April 1, 2015, respectively, based on the volume-weighted average price per share of our common stock on the NYSE for the 10 consecutive trading days immediately preceding the date of grant, which we refer to as VWAP. The target number of RSUs granted to Mr. Edwards in 2016 was 155,857, which was determined based on a target grant date value of $3,500,000 divided by $22.46 per share, which was the VWAP applicable to that grant. The target number of RSUs granted to Mr. Edwards in 2015 was 110,791, which was determined based on a target grant date value of $3,000,000 in accordance with his employment agreement then in effect, divided by $27.08 per share, which was the VWAP applicable to that grant.

The RSUs awarded to Mr. Edwards during 2016 and 2015 will cliff vest upon the attainment of the three-year financial performance goal specified in his respective award agreement and are subject to forfeiture if the applicable vesting conditions are not met. Under the terms of the RSU award agreements for the RSUs awarded to Mr. Edwards in 2016 and 2015, the maximum number of RSUs that could vest regardless of how far our company exceeded the applicable performance goals would be 207,290 RSUs and 147,352 RSUs, respectively, and the grant-date value of the awards of RSUs to Mr. Edwards in 2016 and 2015, assuming the highest level of performance conditions were achieved and the maximum number of RSUs would vest, would have been an estimated $4,465,023 and $3,932,826, respectively. For a discussion of the valuation assumptions for the RSU awards, see Note 4, Stock-Based Compensation, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Option Awards Column. In recent years prior to 2015, we awarded SARs to our named executive officers other than our CEO. SARs represent the right to receive stock or cash, or a combination of stock and cash, equal in value to the difference between the exercise price of the SAR and the market price of the corresponding amount of common stock on the exercise date. The past awards of SARs generally vested over a period of four years and had a term of 10 years. Our Equity Plan requires an anti-dilution adjustment upon the occurrence of certain corporate transactions including, among others, a special cash dividend. As a result, following our declaration of each special cash dividend, our Compensation Committee approved a payment of cash in the amount of the special cash dividend for each outstanding and unexercised SAR as an anti-dilution adjustment to all executive officers who held SARs that were outstanding as of the record date for such dividend. On the payment date for such special cash dividend, we would pay the executive officer the anti-dilution adjustment payment with respect to SARs that were held and vested on the record date for the dividend. With respect to SARs that were outstanding but not yet vested as of the record date for such special cash dividend, we accrued the anti-dilution adjustment payment amount with respect to such SARs and then pay the executive officer the amount after the applicable SARs vest.

All of the amounts in the “Option Awards” column reflect the aggregate grant-date fair value of SARs (excluding any impact of assumed forfeiture rates) awarded under our Equity Plan, computed in accordance with FASB ASC Topic 718. In each case, the SARs vest over a period of four years and have a term of 10 years. For a discussion of the valuation assumptions for the awards, see Note 4, Stock-Based Compensation, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. Each grant of SARs was made at an exercise price equal to fair market value on the date of grant, which is defined in our Equity Plan as the mean between the highest and lowest reported sales price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant. As a result, the exercise prices for the SARs equal or exceed the fair market value per share of our common stock on the date of grant as so defined. The SARs we awarded in 2014 were approved in the first quarter of 2014 but granted in four quarterly increments over the course of the year, the first grant being in April 2014 and the last grant being in January 2015. No additional SARS were granted to our named executive officers in 2015, and no SARS were granted to our named executive officers in 2016 or later years. The SARs included in the “Option Awards” column for 2015 consist of the quarterly increment approved in the first quarter of 2014 but granted in January 2015. As of December 31, 2017, all of the SARs granted to the named executive officers in 2015 and prior years were in fact underwater and therefore had no realizable value.

Other Columns. In recognition of Mr. Kornblau’s increased duties and responsibilities as Acting CFO, Mr. Kornblau has received a supplemental payment of $17,000 for each month that he serves in such capacity. Mr. Kornblau’s salary reported for 2017 includes a supplemental salary payment of $17,000.

All payments of non-equity incentive plan compensation reported for 2017 were made in February 2018 with regard to the 2017 fiscal year and were earned and paid pursuant to our Incentive Compensation Plan.

The amounts shown in the “All Other Compensation” column consist of the following:

2017 All Other Compensation Table

Name	Retirement Plan Matching ($)	Insurance ($)	SERP ($)	Anti-Dilution Adjustment for Special Dividends ($)	Total ($)
Marc Edwards	13,500	7,871	40,050	—	61,421
David L. Roland	13,500	6,847	7,127	375	27,849
Thomas M. Roth	13,500	6,908	7,020	—	27,428
Ronald Woll	13,500	7,258	8,657	375	29,790
Scott L. Kornblau	11,785	3,376	—	3,932	19,093
Kelly Youngblood	13,500	7,321	6,785	—	27,606

2017 Nonqualified Deferred Compensation

Name	Registrant Contributions in 2017 ($)(1)	Aggregate Earnings in 2017 ($)(2)	Aggregate Withdrawals/ Distributions in 2017 ($)(3)	Aggregate Balance at December 31, 2017 ($)(4)
Marc Edwards	36,500	3,550	52,827	234,222
David L. Roland	6,780	347	375	22,715
Thomas M. Roth	7,000	20	—	7,020
Ronald Woll	8,272	385	375	25,637
Scott L. Kornblau	—	—	3,932	842
Kelly Youngblood	6,720	65	—	8,484

(1)

These amounts include contributions under our SERP. Our contributions under this plan are further described in our “Compensation Discussion and Analysis” above under the heading “Personal Benefits, Perquisites and Employee Benefits.” These contributions are also reported in the “All Other Compensation” column of the 2017 Summary Compensation Table and in the “SERP” column of the 2017 All Other Compensation Table.

(2)

These amounts represent interest earned on contributions under our SERP. These amounts are also reported in the “All Other Compensation” column of the 2017 Summary Compensation Table and in the “SERP” column of the 2017 All Other Compensation Table. These earnings were calculated by applying a fixed interest rate based on the annual yield on 10-year U.S. Treasury Securities to current year and deferred contributions.

(3)

These amounts represent payments made in 2017 for accrued anti-dilution adjustments after awards of SARs vested in 2017. The amount shown for Mr. Edwards represents a dividend equivalent in the form of additional RSUs that vested during 2017.

(4)

These amounts represent the aggregate balances as of December 31, 2017 for each of the named executive officers pursuant to our SERP and either a dividends equivalent or the amount payable pursuant to anti-dilution adjustments under the terms of our Equity Plan. The deferred balances related to our SERP were reported in the Summary Compensation Table in each contribution year. The deferred balances related to the amounts payable pursuant to the anti-dilution adjustments under the terms of our Equity Plan were reported in the “All Other Compensation” column of the Summary Compensation Table and in the “Anti-dilution Adjustment for Special Dividends” column of the All Other Compensation Table in the year in which such anti-dilution adjustments were made, irrespective of when they are paid.

Potential Payments Upon Termination or Change in Control

Under the terms of our compensation plans and award agreements, our CEO and certain of our other named executive officers are entitled to certain payments and benefits upon the occurrence of specified events, including termination of employment. The following summaries and tables describe the specific terms of these arrangements and the estimated potential payments payable to each of our named executive officers upon termination of employment or a change in control of our company under our stock plans and other compensation programs as if his employment had terminated for these reasons, or the change in control had occurred, on December 31, 2017. As indicated in the below summaries, we do not currently have any plans, programs or agreements under which payments to any of the named executive officers are triggered by a change in control of our company. The Compensation Committee may, in its discretion, agree to revise, amend or add to the benefits if it deems advisable. For purposes of the following summaries, dollar amounts are estimates based on annual base salary as of December 31, 2017, benefits paid to the named executive officer in fiscal year 2017 and SARs and RSU holdings of the named executive officer as of December 31, 2017. The actual amounts to be paid to the named executive officers can only be determined at the time of each executive’s separation from the company.

In addition to the amounts in the below summaries, if the named executive officer resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. The summaries assume that there is no earned but unpaid base salary or unpaid business expense reimbursements as of the time of termination.

The amounts of potential future payments and benefits as set forth in the tables below, and the descriptions of the assumptions upon which such future payments and benefits are based and derived, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are estimates of payments and benefits to certain of our executives upon their termination of employment or a change in control, and actual payments and benefits may vary materially from these estimates. Actual amounts can only be determined at the time of such executive’s actual separation from our company or the time of such change in control event. Factors that could affect these amounts and assumptions include, among others, the timing during the year of any such event, our company’s stock price, unforeseen future changes in our company’s benefits and compensation methodology, the age of the executive and the circumstances of the executive’s termination of employment.

Marc Edwards

In April 2015, Mr. Edwards was awarded a target number of 110,791 RSUs that were scheduled to cliff vest subject to our level of achievement towards a specified performance target for each of 2015, 2016 and 2017. As an additional condition to the vesting of the RSUs awarded to him in 2015, Mr. Edwards was required to remain our employee through the vesting date (which occurred on February 8, 2018), except as follows:

•

Upon Mr. Edwards’ termination without “Cause” or for “Good Reason” on or after April 1, 2017, he would have received 50% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon termination of Mr. Edwards’ employment for any other reason (other than for “Cause”), including voluntary resignation, on or after April 1, 2017, he would have received 20% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

In April 2016, Mr. Edwards was awarded a target number of 155,857 RSUs that will cliff vest subject to our level of achievement towards a specified performance target for each of 2016, 2017 and 2018. As an additional condition to the vesting of the RSUs awarded to him in 2016, Mr. Edwards is required to remain our employee through the vesting date, except as follows:

•

Upon Mr. Edwards’ termination without “Cause” or for “Good Reason” on or after April 1, 2018, he will receive 50% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon termination of Mr. Edwards’ employment for any other reason (other than for “Cause”), including voluntary resignation, on or after April 1, 2018, he will receive 20% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

In April 2017, Mr. Edwards was awarded a target number of 220,681 RSUs that will cliff vest subject to our level of achievement towards a specified performance target for each of 2017, 2018 and 2019. As an additional condition to the vesting of the RSUs awarded to him in 2017, Mr. Edwards is required to remain our employee through the vesting date, except as follows:

•

Upon Mr. Edwards’ termination without “Cause” or for “Good Reason” on or after April 1, 2019, he will receive 50% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon termination of Mr. Edwards’ employment for any other reason (other than for “Cause”), including voluntary resignation, on or after April 1, 2019, he will receive 20% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

Under our Incentive Compensation Plan, participants who cease to be employed by us before the end of a performance period due to retirement (defined in the plan as termination without cause at age 60 or older), death or disability are eligible to receive a performance-based cash incentive award that is prorated to the employment termination date but based upon the actual performance for the entire performance period.

Assuming Mr. Edwards’ employment was terminated under each of these circumstances or a change of control occurred on December 31, 2017, his payments and benefits would have had an estimated value as follows (less applicable withholding taxes):

Marc Edwards Executive Benefits & Payments	Termination For Good Reason or Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)(1)	Change of Control ($)
Cash Severance	—	—	—	—	—
Cash Incentive (2)	—	1,500,000	—	—	—
Accelerated RSUs (3)	1,029,812	411,917	—	411,917	—
SERP	192,514	192,514	192,514	192,514	—
Dividend Equivalents (4)	15,309	6,124	—	6,124	—
Total	1,237,625	2,110,555	192,514	610,555	—

(1)	The above table does not include a scenario for termination due to retirement because, as of December 31, 2017, Mr. Edwards was not yet retirement-eligible under our policies and plans.
(2)

The actual cash Incentive award payment that Mr. Edwards would be entitled to receive upon his termination may be different from the estimated amount included in the above table, depending on the achievement of payment criteria under the Incentive Compensation Plan.

(3)

The value of the RSUs that would accelerate and fully vest in the event of the termination of employment without Cause or for Good Reason was calculated by multiplying 55,396 unvested RSUs by $18.59 (the closing price per share of our common stock on December 29, 2017, the last trading day of 2017, as reported on the NYSE). The value of the RSUs that would accelerate and fully vest in the event of death, disability or voluntary termination of employment was calculated by multiplying 22,158 unvested RSUs by $18.59 (the closing price per share of our common stock on December 29, 2017, the last trading day of 2017, as reported on the NYSE). The amounts shown are based on the estimated number of RSUs that would have vested assuming achievement of the target level of performance.

(4)

This is the value of additional RSUs credited to Mr. Edwards in accordance with his employment agreement then in effect, which correspond to payments of regular cash dividends paid during 2015. The additional RSUs vest on the same schedule as the original RSUs to which the additional RSUs are attributable. These RSUs would vest on his date of termination of employment, subject to and based upon the achievement of the performance goals applicable to the original RSUs to which the additional RSUs are attributable.

Other Named Executive Officers

Each of Messrs. Roland, Woll and Kornblau has received awards of SARs in the past. The SARs vested or will vest in 25% increments over a period of four years and have a maximum term of 10 years. The currently-held vested SARs will remain exercisable after the holder’s termination of employment, death, disability or retirement for periods of between 90 days and three years following such event, depending on the event. If the holder is terminated for cause or voluntarily terminates employment, all of the holder’s vested and unvested SARs will immediately terminate.

Our Equity Plan requires an anti-dilution adjustment upon the occurrence of certain corporate transactions including, among others, a special cash dividend. As a result, following our declaration of each special cash dividend, our Compensation Committee approved a payment of cash in the amount of the special cash dividend for each outstanding and unexercised SAR as an anti-dilution adjustment to all executive officers who held SARs that were outstanding as of the record date for such dividend. On the payment date for such special cash dividend, we would pay the executive officer the anti-dilution adjustment payment with respect to SARs that were held and vested on the record date for the dividend. With respect to SARs that were outstanding but not yet vested as of the record date for such special cash dividend, we accrued the anti-dilution adjustment payment amount with respect to such SARs and then pay the executive officer the amount after the applicable SARs vest.

In April 2015, each of Messrs. Roland, Woll and Kornblau was awarded time-vesting RSUs and a target number of RSUs that were scheduled to cliff vest subject to our level of achievement towards a specified performance target for each of 2015, 2016 and 2017. In April 2016, each of those executives was again awarded time-vesting RSUs and a target number of RSUs that will cliff vest subject to our level of achievement towards a specified performance target for each of 2016, 2017 and 2018. In April 2017, each of Messrs. Roland, Roth, Woll, Kornblau and Youngblood was awarded time-vesting RSUs and a target number of RSUs that will cliff vest subject to our level of achievement towards a specified performance target for each of 2017, 2018 and 2019. As an additional condition to the vesting of the RSUs awarded in 2015, the respective recipient was required to remain our employee through the vesting date (which occurred on February 8, 2018), except as follows:

•

Upon termination without “Cause” on or after April 1, 2017, the officer would have received 50% of his performance RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon retirement at age 63 or older before the end of the 3-year performance period, the officer would have received a pro rata portion of his performance RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

As an additional condition to the vesting of the RSUs awarded in 2016, the respective recipient is required to remain our employee through the vesting date, except as follows:

•

Upon termination without “Cause” on or after April 1, 2018, the officer will receive 50% of his performance RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon retirement at age 63 or older before the end of the 3-year performance period, the officer will receive a pro rata portion of his performance RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

As an additional condition to the vesting of the RSUs awarded in 2017, the respective recipient is required to remain our employee through the vesting date, except as follows:

•

Upon termination without “Cause” on or after April 1, 2019, the officer will receive 50% of his performance RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon retirement at age 63 or older before the end of the 3-year performance period, the officer will receive a pro rata portion of his performance RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

In addition, in connection with his hire by the company, in December 2016 Mr. Roth was awarded time-vesting RSUs and a target number of RSUs that will cliff vest subject to our level of achievement towards a specified performance target for each of 2016, 2017 and 2018. As an additional condition to the vesting of the RSUs awarded to him in December 2016, Mr. Roth is required to remain our employee through the vesting date, except as follows:

•

Upon termination without “Cause” on or after December 1, 2018, Mr. Roth will receive 50% of his performance RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon retirement at age 63 or older before the end of the 3-year performance period, Mr. Roth will receive a pro rata portion of his performance RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

Under our Incentive Compensation Plan, participants who cease to be employed by us before the end of a performance period due to retirement (defined in the plan as termination without cause at age 60 or older), death or disability are eligible to receive a cash incentive award that is prorated to the employment termination date but based upon the actual performance for the entire performance period.

Assuming the listed executive was terminated under each of these circumstances or a change of control occurred on December 31, 2017, the executive’s payments and benefits would have an estimated value as follows (less applicable withholding taxes):

David L. Roland Executive Benefits & Payments	Termination Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)(1)	Change of Control ($)
Cash Severance	—	—	—	—	—
Cash Incentive (2)	—	156,000	—	—	—
Accelerated RSUs (3)	89,251	—	—	—	—
SERP	22,340	22,340	22,340	22,340	—
Total	111,581	178,340	22,340	22,340	—

(1)	The above table does not include a scenario for termination due to retirement because, as of December 31, 2017, Mr. Roland was not yet retirement-eligible under our policies and plans.
(2)

The actual cash incentive award payment that Mr. Roland would be entitled to receive upon his termination may be different from the estimated amount included in the above table, depending on the achievement of payment criteria under the Incentive Compensation Plan.

(3)

The value of the RSUs that would accelerate and fully vest in the event of the termination of employment without Cause was calculated by multiplying 4,801 unvested RSUs by $18.59 (the closing price per share of our common stock on December 29, 2017, the last trading day of 2017, as reported on the NYSE). The amounts shown are based on the estimated number of RSUs that would have vested assuming achievement of the target level of performance.

Thomas M. Roth Executive Benefits & Payments	Termination Without Cause ($)	Termination for Retirement, Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)	Change of Control ($)
Cash Severance	—	—	—	—	—
Cash Incentive (1)	—	205,000	—	—	—
Accelerated RSUs	—	—	—	—	—
SERP	7,020	7,020	7,020	7,020	—
Total	7,020	212,020	7,020	7,020	—

(1)

The actual cash incentive award payment that Mr. Roth would be entitled to receive upon his termination may be different from the estimated amount included in the above table, depending on the achievement of payment criteria under the Incentive Compensation Plan.

Ronald Woll Executive Benefits & Payments	Termination Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)(1)	Change of Control ($)
Cash Severance	—	—	—	—	—
Cash Incentive (2)	—	261,300	—	—	—
Accelerated RSUs (3)	123,568	—	—	—	—
SERP	25,262	25,262	25,262	25,262	—
Total	148,830	286,562	25,262	25,262	—

(1)	The above table does not include a scenario for termination due to retirement because, as of December 31, 2017, Mr. Woll was not yet retirement-eligible under our policies and plans.
(2)

The actual cash incentive award payment that Mr. Woll would be entitled to receive upon his termination may be different from the estimated amount included in the above table, depending on the achievement of payment criteria under the Incentive Compensation Plan.

(3)

The value of the RSUs that would accelerate and fully vest in the event of the termination of employment without Cause was calculated by multiplying 6,647 unvested RSUs by $18.59 (the closing price per share of our common stock on December 29, 2017, the last trading day of 2017, as reported on the NYSE). The amounts shown are based on the estimated number of RSUs that would have vested assuming achievement of the target level of performance.

Scott L. Kornblau Executive Benefits & Payments	Termination Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)(1)	Change of Control ($)
Cash Severance	—	—	—	—	—
Cash Incentive (2)	—	89,100	—	—	—
Accelerated RSUs (3)	20,430	—	—	—	—
SERP	—	—	—	—	—
Total	20,430	89,100	—	—	—

(1)	The above table does not include a scenario for termination due to retirement because, as of December 31, 2017, Mr. Kornblau was not yet retirement-eligible under our policies and plans.
(2)

The actual cash incentive award payment that Mr. Kornblau would be entitled to receive upon his termination may be different from the estimated amount included in the above table, depending on the achievement of payment criteria under the Incentive Compensation Plan.

(3)

The value of the RSUs that would accelerate and fully vest in the event of the termination of employment without Cause was calculated by multiplying 1,099 unvested RSUs by $18.59 (the closing price per share of our common stock on December 29, 2017, the last trading day of 2017, as reported on the NYSE). The amounts shown are based on the estimated number of RSUs that would have vested assuming achievement of the target level of performance.

Mr. Youngblood resigned from our company on December 1, 2017. Upon his resignation, all of Mr. Youngblood’s unvested RSUs immediately terminated and Mr. Youngblood was entitled to receive only $35,028, representing the amount held in his SERP account and payments for accrued unused vacation days.

EQUITY PLAN

Our Equity Plan authorizes the issuance of awards including stock options, SARs, RSUs and other stock-based awards (including dividend equivalents) to acquire up to 7,500,000 shares of our common stock, of which 1,032,574 shares had been issued as of December 31, 2017. Stock options have a maximum term of 10 years, subject to earlier termination under certain conditions, and, unless otherwise specified at the time of the grant, vest in four equal, annual installments over four years. SARs have a maximum term of 10 years, subject to earlier termination under certain conditions, and vest as specified at the time of the grant. During 2017, we granted a total of 66,000 SARs and 646,701 RSUs under our Equity Plan.

Equity Compensation Plan Information

The following table provides information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2017, categorized by (i) equity compensation plans previously approved by our stockholders and (ii) equity compensation plans not previously approved by our stockholders. As indicated in the table, all of our equity compensation plans have been approved by our stockholders.

Plan Category	Number of securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	1,213,790	60.16	5,253,636
Equity compensation plans not approved by stockholders	—	—	—
Total	1,213,790	60.16	5,253,636

(1)

The number of shares included with respect to SARs granted under our Equity Plan is the number of shares of our common stock that would have been issued had the SARs been exercised, based on a price per share of our common stock of $18.59, which was the closing price per share on December 29, 2017, the last trading day of 2017, as reported on the NYSE. The number of shares included with respect to RSUs includes 1,199,145 shares of our common stock that would be issued under these awards outstanding at December 31, 2017 if the maximum level of performance is achieved under the awards. If actual performance falls below the maximum level of performance for these awards, fewer shares would be issued.

(2)	The weighted-average exercise price does not take into account RSUs because RSUs do not have an exercise price.

2017 Grants of Plan-Based Awards

Name and Type of Equity Award	Grant Date	Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock Awards ($)(3)
			Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Marc Edwards			2,500,000
RSUs	04/01/17	02/08/17		147,856	220,681	293,506	3,665,511

David L. Roland			405,600
RSUs	04/01/17	02/08/17		16,435	20,492	24,549	340,372

Thomas M. Roth			410,000
RSUs	04/01/17	02/08/17		16,435	20,492	24,549	340,372

Ronald Woll			435,435
RSUs	04/01/17	02/08/17		30,340	37,831	45,322	628,373

Scott L. Kornblau			235,700
RSUs	04/01/17	02/08/17		5,057	6,305	7,553	104,726

Kelly Youngblood (4)			440,000
RSUs	04/01/17	02/08/17		35,397	44,136	52,875	733,099

(1)

These amounts represent the maximum awards allowable under our Incentive Compensation Plan for 2017, regardless of level of company performance. For our named executive officers other than Mr. Edwards, awards under our Incentive Compensation Plan cannot exceed the officer’s annual base salary. Mr. Edwards participated in our Incentive Compensation Plan for 2017 with the potential to earn a maximum incentive payment of $2,500,000 upon achievement of 150% or more of the company’s target performance goal. Because award determinations under our Incentive Compensation Plan are based in part on outcomes of personal evaluations of employee performance and because the Compensation Committee retains the right to exercise negative discretion to reduce the amount of each incentive payment at its discretion, the computation of actual awards generated under the plan upon achievement of certain levels of company performance criteria may differ from the above amounts. For actual incentive amounts paid for 2017, see the “Non-Equity Incentive Plan Compensation” column in the 2017 Summary Compensation Table above. Please read “Compensation Discussion and Analysis—Cash Incentive Compensation Awards” for more information concerning awards under our Incentive Compensation Plan.

(2)

The amounts shown represent threshold, target and maximum awards of RSUs that could vest as determined pursuant to our Equity Plan and the applicable award agreement. RSUs awarded to Mr. Edwards during 2017 will cliff vest upon the attainment of the three-year financial performance goal specified in his award agreement, and RSUs awarded to the other named executive officers will either cliff vest upon the attainment of the same three-year financial performance goals or will vest upon the passage of time over a three-year period. In all cases, the RSUs are subject to forfeiture if the applicable vesting conditions are not met. The threshold value represents the lowest amount of performance RSUs that could vest based on partial achievement of the performance goal, although the minimum payout is zero and the Compensation Committee retains the right to exercise negative discretion to reduce the amount of the performance RSUs that would otherwise be eligible to vest. In addition, upon our payment of any cash dividend on our common stock prior to vesting, Mr. Edwards will be credited with a number of additional RSUs in respect of the award outstanding on the record date for such dividend in an amount equal to the aggregate dividend payable with respect to the shares subject to such award divided by the VWAP immediately preceding such record date. Upon our payment of a special cash dividend on our common stock prior to vesting, the other named executive officers will be credited with a dollar amount equal to the special cash dividend multiplied by the total number of unvested RSUs that are outstanding on the record date for the dividend. Any dividend equivalent rights credited to the other named executive officers pursuant to the foregoing sentence are subject to the same vesting, payment and other terms, conditions and restrictions as the original RSUs to which they relate. All RSUs may be settled in cash or our common stock. See “Compensation Discussion and Analysis—Long-Term Stock-Based Awards.”

(3)

Represents the maximum fair value of each equity award recognizable in accordance with FASB ASC Topic 718 (based, with respect to RSUs, upon the probable outcome of performance conditions) and does not include any estimates of forfeitures for service-based vesting. See Note 4 to our audited consolidated financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the Commission on February 13, 2018.

(4)

Mr. Youngblood resigned from our company on December 1, 2017. Upon his resignation, all of Mr. Youngblood’s unvested RSUs immediately terminated and his award under our Incentive Compensation Plan was forfeited.

Outstanding Equity Awards at Fiscal Year-End 2017

	SAR Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised SARs (#) Exercisable	Number of Securities Underlying Unexercised SARs (#) Unexercisable	SAR Exercise Price ($)	SAR Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Marc Edwards	—	—	—	—	488,976	9,090,064

David L. Roland	1,500	500	34.54	10/01/2024	44,565	828,463
	1,500	500	37.16	01/02/2025

Thomas M. Roth	—	—	—	—	29,909	556,008

Ronald Woll	1,500	500	34.54	10/01/2024	77,843	1,447,101
	1,500	500	37.16	01/02/2025

Scott L. Kornblau	750	—	117.36	04/01/2018	12,955	240,833
	750	—	140.54	07/01/2018
	750	—	103.02	10/01/2018
	750	—	59.19	12/31/2018
	750	—	64.51	04/01/2019
	750	—	83.57	07/01/2019
	750	—	95.61	10/01/2019
	750	—	99.55	12/31/2019
	750	—	87.65	04/01/2020
	750	—	61.79	07/01/2020
	750	—	68.52	10/01/2020
	750	—	64.94	12/01/2020
	750	—	78.90	04/01/2021
	750	—	70.38	07/01/2021
	750	—	55.64	10/01/2021
	750	—	60.13	12/01/2021
	750	—	66.68	04/02/2022
	750	—	59.19	07/02/2022
	750	—	66.04	10/01/2022
	750	—	68.17	12/03/2022
	750	—	69.71	04/01/2023
	750	—	68.62	07/01/2023
	750	—	62.31	10/01/2023
	750	—	56.55	01/02/2024
	563	187	48.36	04/01/2024
	563	187	49.57	07/01/2024
	563	187	34.54	10/01/2024
	563	187	37.16	01/02/2025

Kelly Youngblood (3)	—	—	—	—	—	—

(1)

Each SAR granted to the named executive officers and reported above vests and becomes exercisable with respect to 25% of its underlying securities per year over the first four years of its term, and has or will commence vesting nine years prior to a date on or about April 1 in the respective calendar year indicated above.

(2)

The number of RSUs was based on the target amount of the award and also includes RSUs credited to Mr. Edwards as a result of payment of cash dividends in respect of our common stock prior to vesting that were outstanding as of December 31, 2017. Pursuant to Commission rules, the market value of each executive’s unvested RSUs was calculated by multiplying the number of unvested RSUs by $18.59 (the closing price per share of our common stock on December 29, 2017, the last trading day of 2017, as reported on the NYSE). In April 2015, Mr. Edwards was awarded a target number of 110,791 RSUs that were scheduled to cliff vest subject to our level of achievement towards a specified performance target for each of 2015, 2016 and 2017. In April 2016, Mr. Edwards was awarded a target number of 155,857 RSUs, which will cliff vest subject to our level of achievement towards a specified performance target for each of 2016, 2017 and 2018. In April 2017, Mr. Edwards was awarded a target number of 220,681 RSUs, which will cliff vest subject to our level of achievement towards a specified performance target for each of 2017, 2018 and 2019. The performance-vesting RSUs awarded to our other named executive officers in April 2015, April 2016 and April 2017 are subject to cliff-vesting depending on the level of achievement against the financial performance goals during a three-year performance period, and the time-vesting RSUs awarded to our other named executive officers in April 2015, April 2016 and April 2017 vest over a three-year period (half of the time-vesting RSUs awarded in 2015 vested on April 1, 2017 and the other half vest on April 1, 2018; half of the time-vesting RSUs awarded in 2016 vest on April 1, 2018 and the other half vest on April 1, 2019; and half of the time-vesting RSUs awarded in 2017 vest on April 1, 2019 and the other half vest on April 1, 2020). The performance-vesting RSUs awarded to Mr. Roth in December 2016 are subject to cliff-vesting depending on the level of achievement against the performance goals during a three-year performance period, and the time-vesting RSUs awarded to Mr. Roth in December 2016 vest over a three-year period (half of the time-vesting RSUs vest on December 1, 2018 and the other half vest on December 1, 2019. All of the RSUs are subject to forfeiture if the applicable vesting conditions are not met. See “Compensation Discussion and Analysis—Long-Term Stock-Based Awards” above.

(3)	Mr. Youngblood resigned from our company on December 1, 2017. Upon his resignation, all of Mr. Youngblood’s unvested RSUs immediately terminated.

2017 Option Exercises and Stock Vested

Name	SARs Awards		RSU Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Marc Edwards	—	—	18,876	313,908
David L. Roland	—	—	2,401	40,121
Thomas M. Roth	—	—	—	—
Ronald Woll	—	—	3,324	55,544
Scott L. Kornblau	—	—	942	15,741
Kelly Youngblood	—	—	—	—

(1)	The values realized upon vesting of RSU awards contained in the table are based on the market value of our common stock on the date of vesting.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Edwards. For 2017:

•	the annual total compensation of the employee identified at median of our company (other than our CEO) was $121,622; and

•	the annual total compensation of Mr. Edwards, as reflected in the 2017 Summary Compensation Table above, was $6,226,932.

Based on this information, for 2017 the ratio of the annual total compensation of Mr. Edwards to the median of the annual total compensation of all employees was estimated to be approximately 51 to 1.

This pay ratio is a reasonable estimate calculated in accordance with Commission rules based on our payroll and employment records and the methodology described below. The Commission rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their particular compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of Mr. Edwards and our median employee, we used the following methodology, material assumptions, adjustments and estimates:

•

We identified our median-compensated employee from all full-time, part-time and temporary workers (with the exception of our employees in Singapore as described below) who were included as employees on our payroll records as of December 31, 2017, based on actual base salary, overtime and cash incentive award paid during calendar year 2017. We believe the use of such cash compensation for all employees is a consistently-applied compensation measure because we do not widely distribute equity awards to employees.

•

We determined that, as of December 31, 2017, our employee population for purposes of this pay ratio calculation consisted of approximately 2,276 individuals globally. As permitted by Commission rules, when identifying our median employee for purposes of the pay ratio calculation, we excluded the compensation of our eight employees based in Singapore. After adjusting for the excluded Singapore employees, our employee population consisted of approximately 2,268 individuals.

•

Compensation for newly-hired employees who worked less than a full year was annualized. The pay for employees based outside of the U.S. was converted to U.S. dollars using the average of the exchange rates in effect on each of January 1, 2017 and December 31, 2017. We did not make any cost of living adjustments in identifying the median employee. The median employee from our analysis had anomalous compensation characteristics and was substituted with a similarly-situated employee with a materially equivalent compensation level.

•

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2017 Summary Compensation Table.

TRANSACTIONS WITH RELATED PERSONS

We have a written policy requiring that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal stockholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee. All such transactions are to be submitted to our General Counsel for review and reported to our Audit Committee for its consideration. In each case, the Audit Committee will consider, in light of all of the facts and circumstances known to it that it deems relevant, whether the transaction is fair and reasonable to our company.

Transactions with Loews. Prior to the initial public offering of our common stock in 1995, we were a wholly-owned subsidiary of Loews. In connection with the initial public offering, we entered into agreements with Loews pursuant to which Loews agreed to provide certain management, administrative and other services to us and certain other obligations were assumed by the parties. These agreements, which are described below, were not the result of arm’s length negotiations between the parties.

Services Agreement. We are party to a services agreement with Loews pursuant to which Loews performs certain administrative and technical services on our behalf. Such services include personnel, internal auditing, accounting and cash management services, in addition to advice and assistance with respect to preparation of tax returns and obtaining insurance. Under the services agreement, we are required to reimburse Loews for (i) allocated personnel costs (such as salaries, employee benefits and payroll taxes) of the Loews personnel actually providing such services and (ii) all out-of-pocket expenses related to the provision of such services on our behalf. The services agreement may be terminated by us with 30 days’ notice to Loews and may be terminated by Loews with six months’ notice to us. In addition, we have agreed to indemnify Loews for all claims and damages arising from the provision of services by Loews under the services agreement unless due to the gross negligence or willful misconduct of Loews. During 2017, we were charged $1.0 million by Loews for these support functions.

Registration Rights Agreement. Under a Registration Rights Agreement dated October 16, 1995, between us and Loews, we agreed to file, upon the request of Loews and subject to certain limitations, one or more registration statements under the Securities Act of 1933, as amended, subject to a maximum of two remaining requests, in order to permit Loews to offer and sell any of our common stock that Loews may hold. Under the agreement, Loews will bear the costs of any such registered offering, including any underwriting commissions relating to shares it sells in any such offering, any related transfer taxes and the costs of complying with non-U.S. securities laws, and any fees and expenses of separate counsel and accountants retained by Loews. Subject to certain conditions, we have also granted Loews the right to include its shares of our common stock in any registration statements covering offerings of our common stock by us, and we will pay all costs of such offerings other than underwriting commissions and transfer taxes attributable to the shares sold on behalf of Loews.

Transactions with Other Related Parties. From time to time, we hire marine vessels and helicopter transportation services at prevailing market rates from subsidiaries of SEACOR Holdings and from SEACOR Marine and Era Group Inc. Mr. Fabrikant, who is a member of our Board of Directors, is the Executive Chairman of the Board and CEO of SEACOR Holdings and the Non-Executive Chairman of the Board of each of SEACOR Marine and Era Group Inc. and is the beneficial owner of more than 5% of a class of outstanding voting securities of each company. During 2017, we collectively paid $47,000 for the hire of such vessels and such services.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(Proposal No. 2)

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP (D&T) to serve as our independent registered public accounting firm (independent auditor) for fiscal year 2018. Although it is not required to do so, our Board is submitting the selection of D&T for ratification by our stockholders at the Annual Meeting. If our stockholders do not ratify the selection of D&T, the Audit Committee will reconsider its selection. Regardless of the outcome of the vote, however, the Audit Committee at all times has the authority within its discretion to recommend and approve any appointment, retention or dismissal of our independent auditor.

D&T has served as our independent auditor since 1989. We expect that representatives of D&T will be present at the Annual Meeting. If representatives from D&T attend the meeting, they will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

Audit Fees

D&T and its affiliates billed the following fees for the years ended December 31, 2017 and 2016:

	2017	2016
Audit Fees (1)	$2,389,100	$2,038,000
Audit-Related Fees (2)	—	21,500
Tax Fees (3)	25,000	119,100
All Other Fees (4)	9,200	5,300
Total	$2,423,300	$2,183,900

(1)

Audit Fees include the aggregate fees and expenses for the audit of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements and various statutory audits of our foreign subsidiaries.

(2)	Audit-Related Fees include the aggregate fees and expenses associated with the 2016 review of a 2015 Commission comment letter.
(3)	Tax Fees include the aggregate fees and expenses for tax compliance and tax planning and consulting services.
(4)	All Other Fees include fees and expenses for a subscription to an accounting research tool and the 2017 review of our Mexico import registry.

Auditor Engagement and Pre-Approval Policy

In order to assure the continued independence of our independent auditor, currently D&T, the Audit Committee has a policy requiring pre-approval of all audit and non-audit services performed by the independent auditor. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services that may be provided by D&T. All other engagements for services that may be provided by D&T must be specifically pre-approved by the Audit Committee, or a designated committee member to whom this authority has been delegated. Since its adoption of this policy, the Audit Committee or its designee has pre-approved all engagements by us and our subsidiaries for services of D&T, including the terms and fees thereof, and concluded that such engagements were compatible with the continued independence of D&T in serving as our independent auditor.

Our Board of Directors recommends a vote FOR Proposal No. 2.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 3)

As required by Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as we have described it in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. This advisory vote is sometimes referred to as “say-on-pay.”

Because an annual say-on-pay vote allows our stockholders to provide input on our compensation policies and programs on a regular basis and because our stockholders voted in a non-binding advisory (say-on-frequency) vote held at our 2011 annual meeting and again at our 2017 annual meeting in favor of our holding a say-on-pay vote every year, we have held a say-on-pay vote every year since 2011.

While this say-on-pay advisory vote is not binding on our company, management and the Compensation Committee will review the voting results for purposes of obtaining information regarding investor sentiment about our executive compensation philosophy, policies and practices. If there is a significant number of negative votes, we will seek to understand the concerns that influenced the negative votes, and consider them in making decisions about our executive compensation program in the future. At our 2017 annual meeting, our stockholders approved our non-binding advisory vote on the compensation of our named executive officers, with more than 85% of the votes cast on the proposal voting in favor of its approval.

We believe that the information we have provided within this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. As described above in detail under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, our compensation program reflects a balance of short-term incentives (including performance-based cash incentive awards) and long-term incentives (including performance equity awards that are subject to vesting after a 3-year period) that are designed to support our long-term business strategies and drive creation of stockholder value. We believe that our program does not exceed the competitive market for talent and is (i) sensitive to our financial performance and (ii) oriented to long-term incentives, in order to seek to promote our long-term profitability. We believe our program delivers reasonable pay that is strongly linked to our performance over time and rewards sustained performance that is aligned with long-term stockholder interests.

We routinely evaluate the individual elements of our compensation program in light of market conditions and governance considerations and make changes as appropriate for our business. For example, beginning in 2015 we froze base salaries for most company employees, including our named executive officers, and in 2015 we implemented a performance-based RSU program for senior-level employees in lieu of the company’s historical time-vesting SARs program. We are continuously seeking to improve our executive compensation program and align our program with stockholder interests. We believe that our executive compensation program continues to drive and promote superior financial performance for our company and our stockholders over the long term through a variety of business conditions.

Accordingly, our Board of Directors strongly endorses the company’s executive compensation program and recommends a vote FOR the following resolution:

RESOLVED, that the compensation paid to our company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved on an advisory basis.

SOLICITATION EXPENSES

We will bear the cost of preparing, printing and mailing Notices, this proxy statement and the accompanying proxy card and of this solicitation of proxies on behalf of our Board of Directors. In addition to solicitation by mail, we may solicit proxies personally, by telephone or other means. We intend to request brokerage houses, custodians, nominees and others who hold our common stock in their names to solicit proxies from the persons who beneficially own such stock and we will reimburse these brokerage houses, custodians, nominees and others for the reasonable costs of sending the proxy materials to the beneficial owners of our common stock.

COMMUNICATIONS WITH DIAMOND OFFSHORE AND OTHERS

Stockholders and other interested parties may communicate directly with our Lead Director, other non-management directors or our Board as a whole by writing to Diamond Offshore, 15415 Katy Freeway, Suite 100, Houston, Texas 77094, Attention: Corporate Secretary. Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Inquiries sent by mail will be reviewed by our Corporate Secretary and, if they pertain to the functions of the Board or Board committees or if the Corporate Secretary otherwise determines that they should be brought to the intended recipient’s attention, they will be forwarded to the intended recipient. Concerns relating to accounting, internal controls, auditing or compliance matters will be brought to the attention of our Audit Committee and handled in accordance with procedures established by the Audit Committee. Items that are unrelated to the duties and responsibilities of the Board, such as personal employee complaints, resumes and other forms of job inquiries, surveys, service complaints, requests for donations, business solicitations or advertisements, will not be forwarded to the directors. In addition, material that is considered to be hostile, threatening, illegal or similarly unsuitable will not be forwarded.

Stockholder proposals intended for inclusion in the proxy statement to be issued in connection with our 2019 annual meeting of stockholders must be addressed to: Diamond Offshore, 15415 Katy Freeway, Suite 100, Houston, Texas 77094, Attention: Corporate Secretary, and must be received no later than December 3, 2018.

Stockholder proposals submitted outside of the Commission’s procedures for including such proposals in our proxy statement must be mailed or delivered to the attention of the Corporate Secretary at the address above and must be received by our Corporate Secretary no later than February 14, 2019. If a proposal is received after that date, our proxy for the 2019 annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2019 annual meeting of stockholders.

OTHER MATTERS

While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors

DAVID L. ROLAND
Senior Vice President, General Counsel and Secretary

AnnUAL meeTing OF DiAmOnD OFFshORe DRiLLing, inc. Date: May 15, 2018 Time: 8:30 a.m. (Eastern Time) Place: Loews Corporation 667 Madison Avenue New York, New York 10065 Please make your marks like this: Use dark black pencil or pen only The Board of Directors recommends a vote FOR the following nominees: 1: Election of Directors Recommend Directors For Against Abstain 01 James S. Tisch For 02 John R. Bolton For 03 Marc Edwards For 04 Charles L. Fabrikant For 05 Paul G. Gaffney II For 06 Edward Grebow For 07 Kenneth I. Siegel For 08 Clifford M. Sobel For 09 Andrew H. Tisch For The Board of Directors recommends a vote FOR proposals 2 and 3. For Against Abstain 2: Touche To ratify LLP the appointment as the independent of Deloitte auditor & For for fiscal our year company 2018. and its subsidiaries for 3: To compensation. approve, on an advisory basis, executive For adjournments NOTE: Such other thereof. business as may properly come before the annual meeting or any Authorized Signatures—This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided. Annual Meeting of Diamond Offshore Drilling, Inc. (the “Company”) to be held on Tuesday, May 15, 2018 for Holders as of March 20, 2018 This proxy is being solicited on behalf of the Board of Directors VOTE BY: inTeRneT TeLePhOne Call Go www. To proxypush.com/DO 866-895-6890 Use any touch-tone telephone. Cast your vote online. OR View Meeting Documents. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. mAiL OR Mark, sign and date your Proxy Card/Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints Marc Edwards and David L. Roland, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of the Company which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS APPOINTED ABOVE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. All votes must be received by 5:00 P.M., Eastern Time, May 14, 2018. PROXY TABULATOR FOR DiAmOnD OFFshORe DRiLLing, inc. P.O. BOX 8016 cARY, nc 27512-9903 EVENT # CLIENT #

Proxy — Diamond Offshore Drilling, inc. (the “company”)    Annual meeting of stockholders to be held on Tuesday, may 15, 2018 at 8:30 a.m. (eastern Time) This Proxy is solicited on Behalf of the Board of Directors The undersigned appoints Marc Edwards and David L. Roland (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the at the offices of Loews Corporation, 667 Madison Avenue, New York, New York 10065, on Tuesday, May 15, 2018 at 8:30 a.m. (Eastern Time) and all adjournments thereof. Please The purpose of the Annual Meeting is to take action on the following: 1. To elect nine directors, each to serve until the next annual meeting of separate stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal; 2. To ratify the appointment of Deloitte & Touche LLP as the independent carefully auditor for our company and its subsidiaries for fiscal year 2018; at the 3. To approve, on an advisory basis, executive compensation; and 4. To transact such other business as may properly come before the annual meeting or any adjournments thereof. perforation The Nine directors nominated for re-election are: James S. Tisch, John R. Bolton, Marc Edwards, Charles L. Fabrikant, Paul G. Gaffney II, Edward Grebow, and Kenneth I. Siegel, Clifford M. Sobel and Andrew H. Tisch. return The Board of Directors of the Company recommends a vote “FOR” all nominees just for director and “FOR” the items in proposals 2 and 3. this    This proxy, when properly executed, will be voted in the manner directed herein. if no direction is made, this proxy will be voted “FOR” all nominees portion for director and “FOR” the items in proposals 2 and 3. in their discretion, in the named Proxies are authorized to vote upon such other matters that the may properly come before the Annual meeting or any adjournment or postponement thereof. envelope You are encouraged to specify your choice by marking the appropriate box (see ReVeRse siDe) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The named provided Proxies cannot vote your shares unless you sign and return this card. . To attend the meeting and vote your shares in person, please mark this box.